UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Quotient Technology Inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

QUOTIENT TECHNOLOGY INC.

400 LOGUE AVENUE

MOUNTAIN VIEW, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Daylight Time on Wednesday, June 3, 2020

TO THE STOCKHOLDERS OF QUOTIENT TECHNOLOGY INC.:

The Annual Meeting of Stockholders (“Annual Meeting”) of Quotient Technology Inc., a Delaware corporation (“Quotient” or the “Company”), will be held on Wednesday, June 3, 2020, at 10:00 a.m. PDT, at Quotient’s headquarters located at 400 Logue Avenue, Mountain View, California 94043, for the following purposes as more fully described in the accompanying proxy statement:

1.

To elect our Board of Directors’ two nominees for Class III directors named herein to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission (“SEC”) rules;
3.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 15, 2020 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

In accordance with SEC rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 22, 2020 and provided access to our proxy materials over the internet on or before that date, to the holders of record of our common stock as of the close of business on the Record Date.

If you have any further questions about voting or attending the Annual Meeting, please contact our proxy solicitor, D.F. King & Co., Inc. Stockholders may call toll-free at (800) 549-6746, and banks and brokers may call collect at (212) 269-5550. D.F. King may be reached by email at Quot@dfking.com. If you have any general questions regarding the Annual Meeting, please visit our website at www.quotient.com or contact our investor relations department at (650) 605-4600 (option 7). Our Annual Report on Form 10-K for the year ended December 31, 2019 and our 2020 Proxy Statement are available at http://www.astproxyportal.com/ast/18720.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the internet, telephone or mail.

We appreciate your continued support of Quotient and look forward to receiving your proxy.

By order of the Board of Directors,

Connie Chen

General Counsel and Secretary

Mountain View, California

April 22, 2020

We are closely monitoring developments related to the COVID-19 pandemic. It could become necessary to change the date, time, location and/or means of holding the Annual Meeting of Stockholders (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

As used in this proxy statement, the terms “Quotient,” the “Company,” “we,” “us,” and “our” mean Quotient Technology Inc. and its subsidiaries unless the context indicates otherwise.

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, June 3, 2020 at 10:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting of stockholders to be held at 10:00 a.m. PDT on Wednesday, June 3, 2020, and any postponements or adjournments thereof, which we refer to as the Annual Meeting. The Annual Meeting will be held at Quotient’s headquarters located at 400 Logue Avenue, Mountain View, California 94043. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 22, 2020. Our annual report for the year ended December 31, 2019 is enclosed with this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•       a proposal for the election of our Board’s two nominees for Class III directors named herein to hold office until the 2023 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

• a proposal to approve on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;
• a proposal to ratify the selection by the Audit Committee of our Board of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2020; and
• any other business that may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•

FOR the election of Andrew Gessow and David Oppenheimer, as Class III directors to hold office until the 2023 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

•	FOR the compensation of our named executive officers described in this proxy statement; and
•	FOR the ratification of the selection by the Audit Committee of our Board of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 15, 2020 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 89,878,983 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Quotient will be entitled to one vote for each share of common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials were forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name holders.”

How do I vote?

If you are a stockholder of record, there are four ways to vote:

• vote by internet— visit http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 2, 2020 (have your proxy card in hand when you visit the website);
• vote by telephone—call toll-free at 1-800-PROXIES (1-800-776-9437) (have your proxy card in hand when you call);
• vote by mail—simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided; or
• vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person.

Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or other nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

• entering a new vote by internet or by telephone (until 11:59 p.m. EDT on June 2, 2020);
• returning a later-dated proxy card so that it is received prior to the Annual Meeting;
• notifying the Secretary of Quotient, in writing, at the address listed on the front page; or
• completing a written ballot at the Annual Meeting.

Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or by returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot at the Annual Meeting.

What do I need to do to attend the Annual Meeting in person?

Seating will begin at 9:30 a.m. PDT and the meeting will begin at 10:00 a.m. PDT. On the day of the meeting, each stockholder will be required to present valid picture identification such as a driver’s license or passport. Street name holders will also be required to present proof of beneficial ownership as of the Record Date, such as your most recent account statement reflecting your stock ownership as of to the Record Date, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Persons will be subject to search.

Please note that we are closely monitoring developments related to the COVID-19 pandemic. It could become necessary to change the date, time, location and/or means of holding the Annual Meeting of Stockholders (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials. Please monitor our website at www.quotient.com under the headings “About – Investors” for updated information. If you are planning to attend the Annual Meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Steven Boal and Connie Chen have been designated as proxies by our Board. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Amended and Restated Bylaws (our “Bylaws”) and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (“broker non-vote”). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon, to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. Only votes “FOR” will affect the outcome, and any shares not voted “FOR” a particular nominee (including as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2: The advisory approval of the compensation of our named executive officers must receive the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.

•

Proposal No. 3: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.

How are proxies solicited for the Annual Meeting?

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Quotient. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We have retained D.F. King & Co., Inc., to assist in the solicitation of proxies under customary terms and anticipate that this will cost us approximately $8,500 plus certain out-of-pocket expenses.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker may have discretion to vote your shares in its discretion. Under the rules of the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to all matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, the proposal to ratify the selection of Ernst & Young LLP (Proposal No. 3) is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on this proposal. Your broker will not have discretion to vote on (i) the election of directors (Proposal No. 1) and (ii) advisory approval of the compensation of our named executive officers (Proposal No. 2), which are considered “non-routine” matters under NYSE rules.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, Quotient has elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) with instructions on how to access the proxy materials online or request a printed copy of the materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings, and reduce Quotient’s printing and mailing costs.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Quotient has adopted a procedure called “householding.”  Under this procedure, Quotient may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple stockholders who share the same address, unless Quotient has received contrary instructions from one or more stockholders. This procedure reduces the environmental impact of our annual meetings and reduces Quotient’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, Quotient will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to any stockholder that elects not to participate in householding.

To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, you may write or call Quotient at the following email address, physical address, or phone number:

IR@quotient.com

Quotient Technology Inc.

Attention: Investor Relations

400 Logue Avenue

Mountain View, California 94043

(650) 605-4600 (option 7)

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact Quotient at the email address, physical address, or phone number above. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Quotient or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask stockholders of record who are brokerage firms, custodians and fiduciaries to forward proxy materials to the beneficial owners of such shares and upon request we will reimburse such stockholders of record for the customary costs of forwarding the proxy materials. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies under customary terms and anticipate that this will cost us approximately $8,500 plus certain out-of-pocket expenses.

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 23, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Quotient Technology Inc.

Attention: Investor Relations

400 Logue Avenue

Mountain View, California 94043

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our Board, or (iii) otherwise properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2021 Annual Meeting of Stockholders, our Secretary must receive the written notice at our principal executive offices:

•	no earlier than February 3, 2021; and
•	no later than the close of business on March 5, 2021.

In the event that we hold our 2021 Annual Meeting of Stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board and Corporate Governance—Stockholder Recommendations for Nominations to the Board.”

In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board has the authority to establish the authorized number of directors from time to time by resolution. Our Board currently consists of seven members. Our Amended and Restated Certificate of Incorporation (our “Restated Certificate”) and our Bylaws provide for a classified Board consisting of three classes of directors, with directors serving staggered three-year terms.

Directors in a particular class will be elected for a three-year term at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year term. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The initial class of each director is set forth in the table below.

The nominees and the directors who are serving for terms that end following the Annual Meeting, and their ages, occupations and length of board service as of April 22, 2020, are provided in the table below. Additional biographical descriptions of each nominee and director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board.

Nominees	Independent?	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Andrew Gessow	√	III	62	Director	2013	2020	2023
David Oppenheimer	√	III	63	Director	2017	2020	2023
Continuing Directors
Steve Horowitz	√	I	52	Director	2015	2021	—
Christy Wyatt	√	I	48	Director	2018	2021	—
Steven Boal		II	54	Chairman of Board and CEO	1998	2022	—
Robert McDonald	√	II	66	Director	2018	2022	—
Michelle McKenna	√	II	54	Director	2017	2022	—

Nominees for Director

Andrew Gessow has served on our Board since May 2013. Mr. Gessow currently serves as a managing partner at DivCore Equity Partners, a real estate investment firm and as senior advisor at Divco West Real Estate Services (“Divco”). From May 2007 through December 2011, Mr. Gessow was the West Coast Partner and Managing Director of One Equity Partners LLC, the private equity platform of J.P. Morgan Chase & Co. Mr. Gessow has served on the board of directors of Waterfall Security Solutions, an Israeli private company, since January 2020. Previously, Mr. Gessow served as a member of the board of directors of Mandiant Corporation and the TV Guide Network. Mr. Gessow holds a B.B.A. in Business Administration from Emory University and an M.B.A. from Harvard University. We have determined that Mr. Gessow is qualified to serve as a member of our Board because of his experience in both managing and evaluating companies as an executive officer, board member and investor.

David Oppenheimer has served on our Board since July 2017. Mr. Oppenheimer is currently a private investor. Mr. Oppenheimer served as the Chief Financial Officer at Udemy, Inc., a global marketplace for learning and teaching online, from August 2018 through January 2019. Previously Mr. Oppenheimer was Chief Financial Officer at Planet Labs Inc., a space and analytics company from October 2015 through August 2018. From April 2013 through February 2015, Mr. Oppenheimer served as Chief Financial Officer at Ebates Inc. (acquired by Rakuten, Inc.), an e-commerce company. Additionally, Mr. Oppenheimer currently serves on the board of directors and audit committee of HotChalk, Inc., a Delaware private company. Mr. Oppenheimer holds a B.S. in Mechanical Engineering from the State University of New York at Buffalo and a M.B.A. from the University of California, Berkeley. We have determined that Mr. Oppenheimer is qualified to serve as a member of our Board because of his experience serving on audit committees and expertise in financial accounting at technology companies.

Continuing Directors

Steve Horowitz has served on our Board since June 2015. Mr. Horowitz is currently a partner at Alpha Edison, a venture capital firm. Mr. Horowitz served as Vice President of Technology at Snap Inc. (“Snap”) from September 2017 until March 2019 and previously as Vice President of Hardware with Snap from January 2015 until September 2017. Before joining Snap, Mr. Horowitz served as Senior Vice President of Software Engineering at Motorola Mobility, LLC, formerly a Google company, from December 2012 through January 2015. From January 2009 through November 2012, Mr. Horowitz served as our Chief Technology Officer. Prior to that he worked at Google, Microsoft and Apple. Mr. Horowitz holds a B.A. degree from the University of Michigan, Ann Arbor. We have determined that Mr. Horowitz is qualified to serve as a member of our Board because of his significant industry experience and company experience.

Christy Wyatt has served on our Board since July 2018. Ms. Wyatt currently serves as the President and Chief Executive Officer at Absolute Software Corporation, a Canadian public company that specializes in endpoint security and data risk management solutions, which she joined in November 2018. Ms. Wyatt served as President and Chief Executive Officer at Dtex Systems, Inc. (“Dtex”), a private company, from August 2016 until November 2018. Prior to joining Dtex, Ms. Wyatt served as Chairman, President and Chief Executive Officer of Good Corporation from January 2013 until October 2015. Prior to Good, Ms. Wyatt has held leadership positions across both consumer and enterprise at Citigroup, Motorola Mobility, Apple Inc., Palm, Inc. and Sun Microsystems, Inc. Since January 2019, Ms. Wyatt has served on the board of directors of Silicon Labs, a public company. Ms. Wyatt served on the board of directors of Dtex from November 2018 to May 2019. Ms. Wyatt graduated from the College of Geographic Sciences. We have determined Ms. Wyatt is qualified to serve as a member of our Board because of her industry experience and experience in managing and evaluating companies as an executive officer and as a board member.

Steven Boal founded Quotient in 1998. Mr. Boal has served as our Chief Executive Officer and Chairman of our Board since August 2019 and has been a member of the Board since 1998. Mr. Boal was our Executive Chairman from September 2017 to August 2019, our CEO from 1998 until September 2017, our Chairman from February 2017 until September 2017, and our President from 1998 until September 2015. Prior to founding Quotient, Mr. Boal served as Vice President of Business Development for Integral Development Corporation, a privately held financial software company. Mr. Boal holds a B.A. from the State University of New York at Albany. We have determined that Mr. Boal’s perspective, operational and historical expertise gained from his experience as our founder, Chief Executive Officer, former President and one of our largest stockholders, make him a critical member of our Board.

Robert McDonald has served on our Board since November 2018. Mr. McDonald currently serves on boards of various companies and organizations, private and public, non-profit and for-profit. Mr. McDonald served as the U.S. Secretary of Veterans Affairs from July 2014 until January 2017. Mr. McDonald was Chairman, and Chief Executive Officer of Procter & Gamble Company from January 2010 until June 2013. Mr. McDonald joined Procter & Gamble in 1980 and served in various positions for that company. He was named Procter & Gamble’s Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; and Chairman of the Board in 2010. From 2005 to July 2014 Mr. McDonald served on the board of directors of Xerox Corporation, and from January 2014 to July 2014, Mr. McDonald served on the board of directors of United States Steel Corporation, both public companies. Mr. McDonald graduated from the United States Military Academy at West Point in 1975. He earned his M.B.A. from the University of Utah in 1978. We have determined that Mr. McDonald is qualified to serve as a member of our Board because of his deep industry experience, public company experience, executive leadership expertise and extensive knowledge of operational matters.

Michelle McKenna has served on our Board since October 2017. Ms. McKenna is currently the Senior Vice President and Chief Information Officer of the National Football League (the “NFL”), which she joined in September 2012. Prior to joining the NFL, Ms. McKenna served as Senior Vice President and Chief Information Officer at Constellation Energy Group, Inc., an energy company. Ms. McKenna has served on the board of directors of RingCentral, Inc., a public company, since March 2015. Ms. McKenna served on the board of directors of Insperity from April 2015 until August 2017 and comScore, Inc. from October 2017 until March 2019, both public companies. Ms. McKenna holds a B.S. in Accounting from Auburn University and a M.B.A. from Rollins College. Ms. McKenna was formerly licensed as a certified public accountant in the State of Georgia. We have determined that Ms. McKenna is qualified to serve as a member of our Board because of her experience serving on the board of directors of public companies and expertise in financial accounting and risk management.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES
NAMED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2019 Annual Meeting, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders’ interests so that we can attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

The overall objective of our executive compensation programs is to pay our executive officers competitively and equitably in a way that aligns our business and financial goals, and ties back to overall Company and individual performance. The primary objectives of our executive compensation programs are:

Pay-for-Performance

A significant portion of pay for executive officers is at-risk and performance-based with metrics that align total compensation with the Company’s sustainable growth strategy and values, annual financial objectives and performance of our stock price. At-risk compensation includes short-term cash incentives, performance-based equity awards and long-term incentives in the form of equity awards.

Alignment with Stockholders

Our compensation programs align executive officers’ interests with those of our stockholders, by providing equity-based forms of compensation and tying pay to Company and stock performance. We maintain stock ownership guidelines for all executive officers, and we remain committed to a culture of shared success through long-term equity awards.

Competitive Appeal

Our compensation programs’ goals are to attract, reward, and retain talented and highly qualified executive officers whose abilities and alignment to our values are critical to our success. We use market-based pay information to align each executive officer’s compensation to their position, responsibilities, and impact.

Drive Future Growth

We use our compensation programs to invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.

We set the compensation of our executive officers, including the named executive officers, by considering factors such as, their ability to create sustainable long-term stockholder value in a cost-effective manner, prevailing market conditions, and compensation levels and practices of our peers. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy, and performance.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has appointed the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2020. During our previous fiscal year ended December 31, 2019 (“Fiscal 2019”), Ernst & Young served as our independent registered public accounting firm.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2020. Our Audit Committee is submitting the selection of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young for professional services rendered with respect to the years ended December 31, 2019 and 2018. All of these services rendered were preapproved by the Audit Committee.

	2019		2018
Audit Fees(1)	$2,432,491		$2,686,300
Audit-Related Fees	$297,400	(2)	$344,175	(3)
Tax Fees(4)	$70,200		$21,115
TOTAL	$2,800,091		$3,051,590

(1)

“Audit fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	“Audit-related fees” include fees for professional services related to due-diligence services for the acquisition of Ubimo Ltd.
(3)	“Audit-related fees” include fees for professional services related to due-diligence services for the acquisition of MLW Squared, Inc., SavingStar, Inc. and Elevaate Ltd.
(4)

“Tax fees” include fees for professional services related to tax advice. Tax advice fees encompass permissible services mainly related to technical tax advice related to federal, state and international tax compliance, acquisitions and international tax planning.

Auditor Independence

Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, Ernst & Young. The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.

Pre-Approval Policies and Procedures.

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE AND DIRECTORS

Our Corporate Governance Guidelines, together with the Board’s committee charters, provide the framework for the corporate governance of the Company. Following is a summary of our Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.quotient.com, on the Governance page under the Investors section.

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board currently consists of seven members, six of whom qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”). The authorized number of directors may be changed only by resolution of our Board. The classification of our Board into three classes with staggered three-year terms may have the effect of delaying or preventing changes in control of our Company or management.

Board Leadership Structure

The Board has a Lead Independent Director and believes this role addresses the need for independent leadership and an organizational structure for the independent directors. The Lead Independent Director coordinates the activities of the other independent directors, presides over meetings of the Board at which the Chairman of the Board is not present and at each executive session, serves as liaison between the Chairman of the Board and the independent directors, and is available for consultation and direct communication if requested by major stockholders. Our Lead Independent Director was Scott Raskin until August 5, 2019. Mr. Raskin resigned from the Board when he was appointed our President. The Board then elected Andrew Gessow as our Lead Independent Director.

The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company's business. The Board and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Messrs. Gessow, Horowitz, McDonald, and Oppenheimer and Mses. McKenna and Wyatt do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE.

Risk Oversight

Our Board believes that evaluating the executive team’s management of the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. In accordance with this responsibility, the Audit Committee monitors the Company’s significant business risks, including financial, financial reporting, operational, privacy, cybersecurity, business continuity and legal and regulatory compliance. The Audit Committee reviews the steps management has taken to monitor and mitigate these risks. With respect to cybersecurity, the Audit Committee reviews reports from our Chief Information Security Officer, as well as reports from an independent expert that assessed the Company’s cybersecurity policies and programs. These reports include updates on risk management and technical developments.

While the Audit Committee has primary responsibility for overseeing enterprise risk management and reports regularly to the Board, the other Board committees also consider risks within their area of responsibility and apprise the Board of significant risks and management’s response to those risks. For example, the Nominating and Corporate Governance Committee monitors legal and regulatory compliance risks as they relate to Quotient’s corporate governance structure and processes and oversees our succession planning, and the Compensation Committee reviews risks related to compensation matters. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees.

In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The program includes several components. Base salaries are fixed in amount and thus do not encourage risk-taking. By tying our annual incentive plan to specific corporate financial performance measures, requiring a minimum performance level to receive any payout, and applying a cap on annual cash incentive awards, we mitigate against risk-taking behavior. For the same reason, we grant long term incentives, in the form of options and RSUs, subject to service requirements that reward performance in the form of financial goals and/or stock appreciation. We also maintain stock ownership guidelines for our executive officers. Collectively, these policies help to mitigate against risk-taking.

Prohibition on Short Sales, Hedging Transactions and Margin Accounts and Pledges

We prohibit (i) all short sales and “selling short against the box” of our stock, (ii) all transactions in derivatives of our stock, this extends to any hedging or similar transaction designed to decrease the risks associated with holding our stock, (iii) pledging of our stock as collateral for loans and (iv) holding our stock in margin accounts, for all our personnel, including non-employee directors, officers, employees, independent contractors and consultants.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (the “Code of Business Conduct and Ethics”), which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our non-employee directors, officers and employees. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the extent required by applicable rules and exchange requirements. The Code of Business Conduct and Ethics is available on our website at www.quotient.com, on the Governance page under the Investors section.

Director Stock Ownership Guidelines

In 2016, our Board adopted stock ownership guidelines for our non-employee directors. Under the guidelines, non-employee directors are expected to own shares of Quotient common stock, the lesser of a value equal to three times their annual cash retainer or 7,500 shares, for serving as a director. Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Each non-employee director is required to satisfy the stock ownership guidelines by October 24, 2021, or within five years after first becoming subject to the guidelines. As of April 22, 2020, Messrs. Gessow, Horowitz and Oppenheimer and Ms. McKenna have already satisfied the stock ownership guidelines and we believe Mr. McDonald and Ms. Wyatt are on track to meet the objective within the required time frame.

Meetings of the Board

Our Board met nine times and acted by written consent four times during 2019. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during 2019.

Attendance at Annual Stockholder Meetings by the Board

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. Director Boal attended Quotient’s 2019 Annual Meeting of Stockholders in person, and Directors Gessow, Horowitz, Oppenheimer, McKenna and Wyatt attended telephonically. Former directors Aamir and Raskin were also in attendance.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for 2019 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Andrew Gessow(1)

Steve Horowitz

Robert McDonald(2)

Michelle McKenna

David Oppenheimer (3)

Scott Raskin(4)

Christy Wyatt

= Chairperson	= Member = Financial Expert = Former Chairperson = Former Member

(1)

Mr. Gessow served on the Audit Committee and the Nominating and Corporate Governance Committee from January 1, 2019 through August 5, 2019. Mr. Gessow served as the chairperson of the Nominating and Corporate Governance Committee from January 1, 2019 through August 5, 2019. Mr. Gessow became chair of the Compensation Committee on August 5, 2019.

(2)	Mr. McDonald became chairperson and member of the Nominating and Corporate Governance Committee on August 5, 2019.
(3)	Mr. Oppenheimer joined the Compensation Committee on August 5, 2019.
(4)	Mr. Raskin resigned from the Board upon his appointment as the Company’s President on August 5, 2019.

Effective upon and subject to the election of our Class III directors at the Annual Meeting, the composition of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is expected to remain the same as it is currently comprised.

Audit Committee

Our Audit Committee currently consists of Mr. Oppenheimer and Mses. McKenna and Wyatt, with Mr. Oppenheimer serving as our Audit Committee chairperson. From January 1, 2019 until August 5, 2019, our Audit Committee consisted of Messrs. Gessow and Oppenheimer, and Mses. McKenna and Wyatt, with Mr. Oppenheimer serving as our Audit Committee chairperson. Our Board has determined that all of the members of the Audit Committee possess the level of financial literacy and sophistication required under the listing standards of the NYSE, and that Mr. Oppenheimer, and Ms. McKenna are audit committee financial experts as defined by SEC rules. Our Board has also determined that Messrs. Gessow and Oppenheimer and Mses. McKenna and Wyatt satisfy the independence requirements of Audit Committee members under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Audit Committee met eight times and acted by written consent one time during 2019.

Our Audit Committee is responsible for, among other things:

• appointing, compensating, retaining and overseeing our independent registered public accounting firm;
• approving the audit and non-audit services to be performed by our independent registered public accounting firm;
• reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;
• oversees the performance of our internal audit function;
• reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•       reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

• reviewing and investigating conduct alleged to be in violation of our Code of Business Conduct and Ethics, if requested by the Board;

• reviewing and approving related party transactions;
• reviewing and discussing with management procedures and any related policies with respect to risk assessment and risk management;
• reviewing and discussing with management cybersecurity and other information technology risks, including steps management have taken to mitigate such risks;
• preparing the Audit Committee report required in our annual proxy statement; and
• reviewing and evaluating, at least annually, its own performance and the adequacy of the Audit Committee charter.

The Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Audit Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Gessow and Oppenheimer and Ms. Wyatt, with Mr. Gessow serving as our Compensation Committee chairperson. From January 1, 2019 until August 5, 2019 our Compensation Committee consisted of Messrs. Gessow and Raskin and Ms. Wyatt, with Mr. Raskin serving as our Compensation Committee chairperson. After Mr. Raskin resigned from the Board upon his appointment as the Company’s President, Mr. Oppenheimer joined the Compensation Committee and Mr. Gessow became Compensation Committee chairperson on August 5, 2019. Each member of our Compensation Committee satisfies the independence requirements under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In addition, each member of our Compensation Committee qualifies as a “non-employee director” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee met eight times and acted by written consent four times during 2019.

Our Compensation Committee is responsible for, among other things:

• reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
• identifying peer group of companies to be used for comparison purposes in connection with any review of executive officer compensation;

•       reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites;

• recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;
• recommending compensation program(s) for non-employee directors;

•       retaining a compensation consultant to assist it in the performance of its duties, after taking into consideration all factors relevant to the adviser’s independence from management, including those specified by the NYSE;

•       preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC, including a Compensation Discussion & Analysis section for inclusion in our annual proxy statement;

• approving grants of options and other equity awards to all executive officers, non-employee directors and all other eligible individuals; and
• reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.

In 2019, our Compensation Committee retained an independent compensation consultant, Radford, a part of Aon plc. (“Radford”), to assist our Compensation Committee. The Compensation Committee assessed the independence of Radford pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Radford from independently advising the Compensation Committee.

The Compensation Committee has delegated in accordance with applicable law, rules and regulations, and our Restated Certificate and Bylaws, authority to an equity awards committee comprised of certain executive officers of our Company to make certain types of equity awards to any employee who is not an executive on our senior leadership team or non-employee director under our Company’s 2013 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.

The Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Compensation Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Horowitz and McDonald and Ms. McKenna, with Mr. McDonald serving as our Nominating and Corporate Governance Committee chairperson. From January 1, 2019 until August 5, 2019, our Nominating and Corporate Governance Committee consisted of Messrs. Gessow and Horowitz and Ms. McKenna, with Mr. Gessow serving as our Nominating and Corporate Governance Committee chairperson. Mr. McDonald joined and became chairperson of the Nominating and Corporate Governance Committee on August 5. 2019. Each member of our Nominating and Corporate Governance Committee satisfies the independence requirements under applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Nominating and Corporate Governance Committee met four times and acted by written consent one time during 2019.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

• assisting our Board in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;
• overseeing the Board’s committee structure and operations;
• reviewing and recommending plans of succession for the offices of chief executive officer and other executive officers;
• developing, recommending and reviewing corporate governance principles and a code of conduct applicable to us;
• reviewing and discussing with management disclosure of Company’s corporate governance practices for inclusion in the Company’s proxy statement or annual report on Form 10-K, as applicable;
• assisting our Board in its evaluation of the performance of our Board and each committee thereof; and
• overseeing corporate governance risks, including risks associated with director independence;
• reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Nominating and Corporate Governance Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee consisted of Messrs. Raskin, Gessow and Oppenheimer and Ms. Wyatt. None of the current members of the Compensation Committee is currently or has been at any time one of our officers or employees. Mr. Raskin resigned from the Board upon his appointment as the Company’s President. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.

The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

Director Qualifications

The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

• the highest personal and professional ethics and integrity;
• proven achievement and competence in the candidate’s field and ability to exercise sound business judgment;
• skills that are complementary to those of the existing Board;
• the ability to assist and support management and make significant contributions to the Company’s success;
• an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;
• ability to read and understand financial statements and other financial information pertaining to the Company;
• commitment to enhancing stockholder value;
• willingness to act in the interest of all stockholders; and
• for non-employee directors, independence under NYSE listing standards and other applicable rules and regulations.

In the context of the Board’s existing composition, we may add other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees.

Stockholder Recommendations for Nominations to the Board

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record holding at least three percent of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation can recommend a candidate for nomination to the Board by complying with our Bylaws and our Restated Certificate and applicable laws, rule and regulations, included those promulgated by the SEC. Any eligible stockholder who wishes to directly submit a nomination should review the requirements in Section 2.15 of the Bylaws on nominations by stockholders. Any recommendation or nomination should be sent in writing to the General Counsel, Quotient Technology Inc., 400 Logue Avenue, Mountain View, California 94043. Submissions must include the full name of the proposed nominee, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, other information specified in our Bylaws, and evidence of the recommending stockholder’s ownership of Company stock in the amount and for the time period required. These candidates are evaluated by the Nominating and Corporate Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Quotient not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Non-Employee Director Compensation

Non-employee directors receive compensation under our outside director compensation policy (the “Director Compensation Policy”) in the form of equity granted under the terms of our 2013 Equity Incentive Plan (the “2013 Plan”), and cash, as described below:

Equity Compensation

Initial grant. Upon appointment to our Board, each non-employee director is granted an award (the “Initial Award”) of Restricted Stock Units (“RSUs”) as compensation for his or her service. The number of RSUs subject to the Initial Award is determined by dividing $250,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine. The grant date of the Initial Award is the fifth trading day of the month immediately following the month in which the individual first becomes a non-employee director. The RSUs subject to the Initial Award vest as to 25% of the shares each annual anniversary of the date on which such person first becomes a non-employee director, subject to continued service as a director through the applicable vesting date.

On February 5, 2019, after consultation with Radford, its independent compensation consultant, regarding market practices for director compensation at our peer companies, our Board revised the Initial Award’s vesting schedule from four years to three years for any future grants of Initial Awards. This change to the Director Compensation Policy was made to better align with the market and our non-employee directors’ three-year terms.

Annual award. Each continuing non-employee director will be granted an award of RSUs (the “Annual RSU Award”) on the date of the annual meeting of stockholders as compensation for his or her service. The number of RSUs subject to the Annual Award will be determined by dividing $175,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine. The grant date of the Annual Award is the date of the annual meeting of stockholders. The RSUs subject to the Annual Award vest upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one year from the grant date, subject to continued service as a director through the applicable vesting date.

Cash Compensation

In connection with his or her service as a director and consistent with the Director Compensation Policy, each non-employee director receives an annual cash retainer of $37,500 for serving on our Board. The Lead Independent Director receives an additional annual cash retainer of $15,000.

The chairperson and members of the three standing committees of our Board are also entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	21,500	10,000
Compensation Committee	15,000	6,250
Nominating and Corporate Governance Committee	8,000	3,500

All cash retainers are paid in quarterly installments to each non-employee director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter. A non-employee director who has served in the relevant capacity for only a portion of the immediately preceding fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer.

The following table provides information for the year ended December 31, 2019 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director in 2019.

Non-Employee Director Compensation — 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Andrew Gessow	64,072	174,998	239,070
Steve Horowitz	41,000	174,998	215,998
Robert McDonald	40,731	174,998	215,729
Michelle McKenna	51,000	174,998	225,998
David Oppenheimer	61,524	174,998	236,522
Christy Wyatt	53,750	174,998	228,748

(1)

The amounts reported reflect the aggregate grant date fair value of RSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumption used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 2, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in this column reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by the directors from them.

Our non-employee directors held the following number of outstanding stock options or RSU awards as of December 31, 2019.

Name	Stock Options	RSUs
Andrew Gessow	151,992	16,619
Steve Horowitz	44,035	16,619
Robert McDonald	—	32,270
Michelle McKenna	—	25,483
David Oppenheimer	21,551	16,619
Christy Wyatt	—	29,916

Stockholder and Other Interested Party Communications with the Board

Stockholders and other interested parties who wish to communicate with the non-management or independent members of our Board may do so by letters addressed to the attention of our General Counsel.

All communications are reviewed by the General Counsel and are routed to the appropriate member(s) of the Board consistent with our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors. A copy of our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

The address for these communications is:

Quotient Technology Inc.

Attn: General Counsel

400 Logue Avenue

Mountain View, CA 94043

REPORT OF THE AUDIT COMMITTEE

With respect to Quotient’s financial reporting process, the management of Quotient is responsible for (1) establishing and maintaining internal controls and (2) preparing Quotient’s consolidated financial statements. Quotient’s independent registered public accounting firm, Ernst & Young, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Quotient’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by the Audit Committee of the Board:

David Oppenheimer (Chairperson)

Michelle McKenna

Christy Wyatt

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the executive and non-employee director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and non-employee directors discussed below under “Indemnification Agreements,” and the transactions described below in this section, we were not party to any transactions since January 1, 2019 in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Golden State Warriors Tickets

As previously disclosed in our prior proxy, the Company entered into an agreement with Steven Boal, our Chairman and CEO, to purchase a number of his personal Golden State Warriors tickets at face value, to be used by the Company’s sales organization in conjunction with customers and partners during the 2019/2020 NBA season. The Company paid $396,000 for the tickets. All terms were negotiated at arms-length. The transaction was presented to our Audit Committee and approved in accordance with our Policy and Procedures with Respect to Transactions with Related Persons.

San Francisco Office Lease

The Company entered into a lease agreement with DW Cal 301 Howard, LLC, an entity owned by Divco, on February 28, 2020, for approximately 15,607 square feet of office space in San Francisco, for a term of 10 years. The total minimum future rental payments for the lease is $16.3 million. Mr. Gessow, one of our independent directors, serves as a Senior Advisor at Divco and is a managing partner at DivCore Equity Partners which is affiliated with Divco. All terms of the lease were negotiated at arms-length. The transaction was presented to our Audit Committee and approved in accordance with our Policy and Procedures with Respect to Transactions with Related Persons, subject to our Board’s approval of the lease.

Amended and Restated Investor Rights Agreement

In June 2011, we entered into an Eighth Amended and Restated Investor Rights Agreement with the holders of our preferred stock, including entities affiliated with John H. Burbank III, which hold 5% or more of our capital stock. Such agreement provides, among other things, for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their preferred stock, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Review, approval or ratification of transactions with related parties

Our Board recognizes that transactions between our Company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Audit Committee. We have adopted a Policy and Procedures with Respect to Transactions with Related Persons to provide procedures for reviewing, approving and ratifying any transaction involving our Company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a direct or indirect material interest. This policy is intended to supplement, and not to supersede, our Company’s other policies that may be applicable to or involve transactions with related persons.

The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transaction. In reviewing transactions subject to the policy, the Audit or the Chair of the Audit Committee, as applicable, considers among other factors it deems appropriate:

•	the material terms of the transaction;
•	the nature of the related party’s interest;
•	the nature of the related party’s relationship with the Company;
•	the role of Company employees in arranging the transaction;
•	the impact on the independence of any director;
•	the costs and benefits to the Company; and
•

an assessment of whether the transaction is competitively bid, or otherwise on terms that are fair to the Company and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party.

EXECUTIVE OFFICERS

The following table identifies certain information, as of April 22, 2020, about our executive officers. Officers are appointed or elected by the Board to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Quotient
Steven Boal	54	Chief Executive Officer and Chairman of the Board

Scott Raskin	58	President

Pamela Strayer	51	Chief Financial Officer and Treasurer

Chad Summe	40	Chief Operating Officer

Connie Chen	53	General Counsel, Compliance Officer and Secretary

For information on the business background of Mr. Boal, see “Proposal No. 1—Election of Directors” above.

Scott Raskin has served as our President since August 2019. Mr. Raskin served on our Board from February 2017 until August 2019 and was Lead Independent Director from November 2017 until August 2019. From June 2019 to August 2019, Mr. Raskin served as an operating partner with Khosla Ventures, a venture capital firm. Mr. Raskin served as the President and Chief Executive Officer at Spigit Inc. (formerly known as Mindjet), a provider of innovation management software from June 2006 until December 2018 (Spigit was acquired in December 2018). Prior to joining Spigit, Mr. Raskin served as President and Chief Operating Officer, from May 2001 to June 2006, at Telelogic AB, a publicly traded, international software company. Additionally, Mr. Raskin has served as chairperson of the board of directors of Neology, a private company since June 2019. Mr. Raskin has served as the chairperson of the board of directors of MariaDB, a Finnish private company, since January 2015. From January 2012 to July 2014, Mr. Raskin also served on the board of directors of Cision AB, a Swedish, publicly traded company, where he was also a member of the compensation committee of its board of directors. Mr. Raskin holds a B.B.A. from the University of Texas.

Pamela Strayer has served as our Chief Financial Officer and Treasurer since November 2019, leading all corporate finance and information technology functions, including accounting, capital structure, and tax and treasury reporting. Ms. Strayer served as the chief financial officer of Plantronics from 2012 through March 2019. In this role, she was responsible for all aspects of the Company’s financial management, in addition to managing the information technology and investor relations organizations. Global organizations that reported into Ms. Strayer included corporate FP&A, sales finance, corporate controller, tax, treasury and trade organization, internal audit, information technology and investor relations. In addition, Ms. Strayer was a director on the board of directors for Viavi Solutions, Inc. (NASDAQ: VIAV) from August 2015 through February 2018 where she served as chairperson of the audit committee. Ms. Strayer holds a B.S. in Business Administration from Ohio State University.

Chad Summe has served as our Chief Operating Officer since November 2018 and served as our Senior Vice President & General Manager, Brands and Retail from January 2018 through November 2018. He joined the Company in 2012 and served in a series of increasingly responsible positions in sales for the Company. Mr. Summe served as the Company’s Vice President of the Central Division from October 2015 to October 2016 and Vice President and General Manager of US Sales from November 2016 to December 2017. Mr. Summe led the Company’s expansion in Cincinnati, Ohio. Mr. Summe holds a B.S. in Economics (with Honors) from the United States Naval Academy and an M.B.A. from Duke University’s Fuqua School of Business.

Connie Chen has served as our General Counsel, Compliance Officer and Secretary since January 2016 and served as our Senior Director of Legal Affairs from October 2014 to December 2015, and Director of Legal Affairs from September 2013 to October 2014. From 2005 to August 2013, she served as vice president, litigation and deputy general counsel at Rambus Inc., a semiconductor and IP product company. Prior to Rambus, Ms. Chen held positions at the law firm of Morrison & Foerster LLP and WebMD, an internet healthcare technology company, where she served as assistant general counsel. Ms. Chen holds an A.B. from Stanford University and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide our stakeholders with a clear understanding of our compensation philosophy and practices; our executive compensation program components; and the decisions the Compensation Committee has made under these programs.

The section provides information on our named executive officers (“NEOs”). In 2019, the Company made changes to its executive leadership team, and added operational expertise and greater focus around sustainable growth. The following list names our current executive officers, as well as lists the changes that occurred in fiscal 2019:

•	Steven Boal, our Founder, Chairman and Chief Executive Officer since August 2, 2019. Previously, Mr. Boal served as our Executive Chairman.
•	Mir Aamir, our former President and Chief Executive Office, left the Company on August 2, 2019. In connection with his departure he resigned from our Board.
•	Scott Raskin, who became our President on August 5, 2019, and who previously served on our Board from February 2017 to August 2019, and as Lead Independent Director from November 2017 to August 2019.
•	Ronald Fior, who served as our Chief Financial Officer from August 2, 2016 until he retired on November 11, 2019, and as our Treasurer from July 25, 2017 to November 11, 2019.
•	Pamela Strayer, who joined the Company on November 1, 2019, and assumed duties as Chief Financial Officer and Treasurer on November 11, 2019.
•	Chad Summe, our Chief Operating Officer since November 19, 2018.
•	Jason Young, our former Chief Media Officer, left the Company on April 1, 2020.

Executive Summary

We are an industry-leading digital marketing company, providing technology and services that power targeted digital promotions and media programs for consumer-packaged goods (“CPGs”) brands and retailers. These programs are delivered across our network, including our flagship consumer brand Coupons.com and our retail partners’ properties and other sites. This network provides the Company with proprietary and licensed data, including online behavior, purchase intent, and retailers’ in-store point-of-sale (“POS”) shopper data, to target shoppers with the most relevant digital coupons and ads. Customers and partners use the Company to influence shoppers via digital channels, integrate marketing and merchandising programs, and leverage shopper data and insights to drive measurable sales results.

Fiscal 2019 was a pivotal year for the Company. We added new leadership and operational expertise, brought new products to market, scaled our data and analytics offering, and strategically expanded retail partnerships for future growth. We delivered 13% revenue growth in 2019, over 2018. We launched In Lane Targeted Digital Promotions, to capture a greater share of CPG budgets, and we acquired Ubimo bringing cost efficiencies as well as technology that has significantly reduced our development time around new self-service products. Our media solutions grew 34% year over year as we significantly broadened our Retail Performance Media offering which powers retailers’ digital media platforms and enables CPG brands to deliver targeted ads to shoppers. Adjusted EBITDA declined 22% in 2019 over 2018 and remains a core focus in 2020. We expect to drive greater operational excellence and increased automation, resulting in increased gross margin and Adjusted EBITDA margin as we continue to grow revenue.

Below is a summary of our financial performance for Fiscal 2019, in comparison to previous fiscal years:

13% Revenue Growth in 2019 over 2018	Adjusted EBITDA Declined 22% in 2019 over 2018

GAAP Net Loss 2017: $15.1M

GAAP Net Loss 2018: $28.3M

GAAP Net Loss 2019: $37.1M

A reconciliation of net income to Adjusted EBITDA is incorporated by reference in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure and Key Operating Metrics” and included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2020.

Compensation Philosophy and Practices

The overall objective of our executive compensation programs is to pay our executive officers competitively and equitably in a way that aligns our business and financial goals, and ties back to overall Company and individual performance. The primary objectives of our executive compensation programs are:

Pay-for-Performance

A significant portion of pay for executive officers is at-risk and performance-based with metrics that align total compensation with the Company’s sustainable growth strategy and values, annual financial objectives, and performance of our stock price. At-risk compensation includes short-term cash and performance-based equity awards and long-term incentives in the form of equity awards.

Alignment with Stockholders

Our compensation programs align executive officers’ interests with those of our stockholders, by providing equity-based forms of compensation and tying pay to Company and stock performance. We maintain stock ownership guidelines for all executive officers, and we remain committed to a culture of shared success through long-term equity awards.

Competitive Appeal

Our compensation programs’ goals are to attract, reward, and retain talented and highly qualified executive officers whose abilities and alignment to our values are critical to our success. We use market-based pay information to align each executive officer’s compensation to their position, responsibilities, and impact.

Drive Sustainable Growth

We use our compensation programs to invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.

We set the compensation of our executive officers, including the NEOs, by considering factors such as, their ability to create sustainable long-term stockholder value in a cost-effective manner, prevailing market conditions, and compensation levels and practices of our peers. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy, and performance.

What We Do
✓ Review compensation programs regularly with our Compensation Committee	✓ Engage an independent compensation consultant to assist the Compensation Committee with determining compensation for executive officers, including NEOs
✓ Maintain stock ownership guidelines which require all executive officers and non-employee directors to hold a significant amount of stock

✓    Design compensation programs so that a significant portion of compensation is “at risk” based on corporate and stock price performance, to align the interest of our executive officers and our stockholders

✓ Award annual equity to our executive officers that vests over a multi-year period, consistent with market practice and our retention objectives	✓ Double-trigger for all change-in-control payments and benefits. Requiring a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are made.

What We Don’t Do
✘ Provide tax gross-up treatment for executive officers on any severance or change in control benefits	✘ Permit our non-employee directors and executive officers to pledge or hedge our equity securities
✘ Provide any perquisites or other personal benefits to our executive officers, including our NEOs

2019 Say on Pay Results – Strong Support

We held a stockholder advisory vote on executive compensation in 2019, commonly referred to as a “say-on-pay vote,” which resulted in over 94% of the votes cast voting in favor of the advisory proposal. We take the views of our stockholders seriously and view this vote result as an indication that the principles of our executive compensation program are strongly supported by our stockholders. In 2019, our stockholders indicated their approval of the Board recommendation that we solicit a say-on-pay vote on an annual basis. Our Board has adopted a policy that is consistent with that preference and, accordingly, we are holding a say-on-pay vote at this annual meeting. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2025.

Role of Compensation Committee

Our Board has delegated to the Compensation Committee the authority and responsibility for, among other things, reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers; reviewing and approving the following compensation for our Chief Executive Officers and our executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites; recommending the establishment and terms of our non-equity and equity incentive plans, and administering such plans; and making and approving grants of equity awards to all executive officers.

The Compensation Committee regularly reviews the philosophy and goals of our executive compensation programs to ensure that our compensation philosophy remains aligned with the goals and strategy of our business. Typically, our Chief Executive Officer is involved in the determination of compensation for the respective executive officers who report to him. The Compensation Committee considers these recommendations along with peer group benchmark compensation information and available market survey data provided by our independent compensation consultant. The Chief Executive Officer and President do not participate in discussion or recommendations as to their own compensation.

When making final decisions regarding executive compensation, the Compensation Committee considers Company performance and individual performance against goals, as well as its judgment as to what is in the best interests of the Company and its stockholders.

The Compensation Committee makes all decisions regarding our compensation programs except for the approval of the targets and performance criteria for our Performance Incentive Bonus Plan. The Compensation Committee recommends, and our Board approves the targets and performance criteria, including the corporate financial performance goals of our Performance Incentive Bonus Plan.

Role of Independent Consultant

The Compensation Committee has retained Radford to assist in providing data, analysis, and other advice relating to our executive compensation programs, Radford reports directly to the Compensation Committee. In 2019, the Compensation Committee engaged Radford to assist the Compensation Committee with the following:

o	Advise the Compensation Committee on the appropriate comparator group for compensation and benefits benchmarking;
o	Provide consultation, research, and guidance regarding the strategy of our compensation programs and ensure market competitiveness;
o	Review and analyze the compensation of our executive officers, including our NEOs;
o	Provide consultation on compensation governance matters; and
o	Attend Compensation Committee meetings as needed and requested.

Peer Group

When evaluating executive compensation, the Compensation Committee reviews a comparative group of companies of similar revenue, growth, market capitalization, and geographic location, predominantly in the software-as-a-service industry with a secondary focus on marketing services. Our 2019 peer group was selected with the assistance and recommendations of Radford and it consists of the following US-based companies, which were chosen based on the following factors:

Element	Description	Criteria
Industry/Sector	Industry focus that reflects the nature of the Company’s products and industry-specific skills required for business success	Public US-based software-as-a-service companies with secondary focus on marketing services, if possible; Corporate headquarters in key technology hub locations
Revenue	Trailing 12-month (TTM) revenue	Revenue generally between 0.5x and 4x (~$200M and $1.4B) to reflect companies of similar scale to the Company
Market Capitalization

Company’s market capitalization, which provides an accurate view of the Company’s value; Radford typically looks at peer companies with a market value range of 0.3x-3x the Company’s market value to gather a reasonable range of comparators

Market cap generally between ~0.5x to ~4x ($600M and $5.3B) of Company’s current market cap

2U, Inc.	Coupa Software Incorporated	Liveperson	SPS Commerce, Inc.
Benefitfocus, Inc.	Etsy	LogMeIn	Stamps.com Inc.
Box, Inc.	Five9, Inc.	MINDBODY, Inc.	The Trade Desk
Carbonite	GrubHub Inc.	QuinStreet	TrueCar, Inc.
Cornerstone OnDemand	HubSpot	Shutterstock, Inc.	Yelp Inc.

Data from our peer group is valuable to the Compensation Committee because it provides insight into competitive pay practices for each of the elements of our executive compensation program. In setting the elements of compensation for the NEOs, the Compensation Committee reviewed base salary, target annual performance incentive bonus opportunity, target total cash compensation (i.e., base salary plus target annual performance incentive bonus opportunity), annual long-term incentive, and total direct compensation values for our NEOs and those of similarly situated executives of our compensation peer group. Radford provided data at the 25th, 50th and 75th percentiles for such compensation, and the Compensation Committee used this data as reference. The Compensation Committee did not benchmark any compensation element to a specific percentile, instead the Compensation Committee set NEOs’ compensation at levels it deemed appropriate after considering such factors as the Company and individual performance, time in role, position criticality, retention and anticipated future contributions, and overall cost of the compensation programs.

Executive Compensation Elements

Program	Pay Type	Alignment to Compensation Philosophy
Base Pay	Fixed	Attract and retain talented and highly-qualified executive officers, align compensation to day-to-day responsibilities, leadership skills, impact and experience
Short-Term Incentive Plan (Performance Incentive Bonus Plan)	Variable	Reward annual performance and contribution to overall Company objectives and Company’s financial results including revenue and Adjusted EBITDA targets
Long-Term Incentive Plan (Equity Awards)	Variable	Align compensation to stockholder interest, recognize long-term potential, and retain executive officers who are critical to our success

Executive Compensation Pay Mix

CEO Pay Mix is reflective of Mr. Boal’s compensation and Other Named Executive Officers Pay Mix is reflective of Messrs. Raskin Summe and Young and Ms. Strayer’s compensation.

2019 Executive Compensation

Base Salary

As the only fixed element of our executive compensation package, base salary compensates our NEOs for day-to-day job responsibilities and impact to the business. Our Compensation Committee performs an annual review during which it considers adjustments to our NEOs’ base salaries, considering such factors as the prevailing market conditions and the scope of responsibilities, knowledge, skill set, level of experience, and performance. Market competitive base pay allows us to remain competitive in attracting and retaining executive talent. This is the only form of compensation that we consider “fixed” and not subject to specific performance goals that are set at the Company level.

The 2019 base salary of each NEO is listed in the table below:

Named Executive Officer	Base Salary as of December 31, 2018	Base Salary as of December 31, 2019	% Change
Steven Boal(1)	$400,000	$500,000	25%
Scott Raskin	—	$450,000	—
Pamela Strayer	—	$450,000	—
Chad Summe(2)	$270,000	$330,000	22%
Jason Young(2)	$300,000	$320,000	7%
(1)

Effective August 5, 2019, Mr. Boal had an increase in base salary in connection with assuming responsibilities as Chief Executive Officer. This change in pay was in alignment with Mr. Boal’s previous base salary as Chief Executive Officer and in alignment with the outgoing Chief Executive Officer base salary.

(2)	Effective January 1, 2019, Messrs. Summe and Young’s base salaries were increased in connection with their promotions in November 19, 2018

Note: Mir Aamir’s base salary as our President and Chief Executive Officer for 2019 was $500,000 until he left the Company on August 2, 2019. Ronald Fior’s base salary as our Chief Financial Officer and Treasurer for 2019 was $392,533 until his retirement on November 11, 2019. Mr. Young left the Company on April 1, 2020.

Performance Incentive Bonus Plan

The Performance Incentive Bonus Plan is designed to reward an executive officer’s contribution to overall Company annual financial performance, business results, and strategy. At the beginning of each fiscal year, our Compensation Committee recommends, and our Board adopts, the targets and performance criteria for our Performance Incentive Bonus Plan, including corporate financial performance goals and the annual performance incentive bonus targets for our executive officers.

In setting each executive officer’s annual performance incentive bonus target, our Compensation Committee considered each executive officer’s total direct compensation mix, individual contributions, responsibilities, experience, and peer group market data. Our Compensation Committee set the annual performance incentive bonus target for our executive officers as percentages of each individual’s base salary at the beginning of the fiscal year (the “Performance Incentive Bonus Opportunity”).

Named Executive Officer	Opportunity Incentive as % of salary
Steven Boal(1)	75%
Mir Aamir	100%
Scott Raskin	100%
Ron Fior	75%
Chad Summe	75%
Jason Young	60%
(1)	Mr. Boal’s Performance Incentive Bonus Opportunity was based on his then-current base salary as Executive Chairman of $400,000 annually.

Plan Payout Formula

For purposes of measuring achievement toward the annual performance incentive bonus, the Compensation Committee selected a formula-based bonus to motivate executives to achieve specific goals to drive growth and success for the Company, as well as align with shareholder interest.

The Compensation Committee recommended and the Board approved revenue and Adjusted EBITDA as the corporate financial performance measures that supported our annual operating plan. We define (i) “revenue” as GAAP revenue as reflected in our quarterly and annual financial statements; and (ii) “Adjusted EBITDA” as net income (loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, Enterprise Resources Planning Software implementation costs, charges related to certain acquisition related costs, impairment of capitalized software development costs and restructuring charges, and as applicable, other special items.

Revenue and Adjusted EBITDA goals were weighted under the Performance Incentive Bonus Plan and had achievement levels for each measure. For the 2019 plan year, revenue was weighted at 75% and Adjusted EBITDA was weighted at 25%. Goals were set at the beginning of Fiscal 2019 and the achievement levels approved for Fiscal 2019 were based on our actual revenues and Adjusted EBITDA performance for the year. Neither the financial goals nor the achievement levels were adjusted at any point during the year. For 2020, the Compensation Committee changed the revenue and Adjusted EBTIDA goals to be weighted equally.

To drive further focus on financial performance incentives, the payout scale for executive officers under the Performance Incentive Bonus Plan was designed to provide incentive upsides for overachievement and penalties for underachievement. The following payout table outlines the payout percentage for our executive officers based on the blended weighted Company results of revenue and Adjusted EBITDA formula (“Company Achievement”).

	Company Achievement	Executive Payout
Underachievement	<75%	0%
Threshold	75%	50%
Target	100%	100%
Maximum	125%	150%

Note: This payout scale is truncated to show important Company Achievement levels, calculations at other achievement percentages follow the same expected payout results using the same ratio for Company Achievement level versus payout. Total Executive Payout percentage is capped at 150%.

Plan Payout and Methodology

To align the executive officers compensation to shareholder results, the Compensation Committee resolved to pay out a portion of the 2019 Performance Incentive Bonus Opportunity in equity (“Equity Bonus Award”) in the form of performance-based restricted stock units (“PRSUs.”), with the remaining Performance Incentive Bonus Opportunity to be paid in cash.

The Compensation Committee granted Equity Bonus Awards to Messrs. Raskin, Aamir, Fior, Summe and Young PRSUs that were valued at 50% of their Performance Incentive Bonus Opportunity and Mr. Boal PRSUs that were valued at 100% of his Performance Incentive Bonus Opportunity. The number of PRSUs granted under the Equity Bonus Awards was determined using our closing stock price as of February 28, 2019, which was $10.03 and would vest March 1, 2020 provided threshold Company Achievement is met.

Mr. Raskin’s Equity Bonus Award was pro-rated for length of time in role and the number of PRSUs was based on the February 28, 2019 closing stock price to be in alignment with other executives. Ms. Strayer was not included in the Performance Incentive Bonus Plan for 2019, because she started after October 1, 2019. She will be eligible for the Performance Incentive Bonus Plan for fiscal 2020.

	Payout Method
Named Executive Officer	PRSU Opportunity	Cash Opportunity
Steven Boal	100%	—
Mir Aamir	50%	50%
Scott Raskin	50%	50%
Ron Fior	50%	50%
Chad Summe	50%	50%
Jason Young	50%	50%

If the Company did not meet the minimum Company Achievement threshold, all Equity Bonus Awards would be cancelled, and no shares would vest. If the minimum Company Achievement threshold was met, the Equity Bonus Awards for Messrs. Raskin, Aamir, Fior, Summe and Young would vest on March 1, 2020, and any remaining Performance Incentive Bonus Opportunity that they earned would be paid in cash in March 2020.

For Mr. Boal, if the Company Achievement was between 75% and 100%, the related shares of Mr. Boal’s Equity Bonus Award’s would vest, and the remainder would be cancelled. If the Company Achievement was over 100%, the Compensation Committee would have issued additional shares of PRSUs, up to a maximum number of 14,955 shares, at Company Achievement of 125%.

Mr. Boal’s Performance Incentive Bonus Opportunity was based on his then-current base salary as Executive Chairman. Although he received a salary increase when he was appointed our Chairman and Chief Executive Officer on August 2, 2019, Mr. Boal did not receive an increase in his Performance Incentive Bonus Opportunity.

Company Results for 2019

Achieving 100% of an executive’s Performance Incentive Bonus target was intended to be a difficult but an achievable goal. For 2019, we delivered $436.2 million of revenue and $45.2 million of Adjusted EBITDA. As a result, the blended weighted Company Achievement reached 85% of goal. Using the aforementioned payout table, this resulted in a 70% payout for each of the executive officers.

Payout Results for Chief Executive Officer

Mr. Boal earned 70% of his Performance Incentive Bonus Opportunity and correspondingly only 20,937 shares of PRSUs vested in March 2020 under Mr. Boal’s Equity Bonus Award and the remaining shares were cancelled. Per the terms of the Performance Incentive Bonus Plan, Mr. Boal did not have any portion of his Performance Incentive Bonus Opportunity paid in cash.

Mr. Boal’s Equity Bonus Award payout is as follows:

	Minimum Payout		100% Target Payout		Actual Payout
Named Executive Officer	Shares of RSUs	FMV at Date of Grant	Shares of RSUs	FMV at Date of Grant	Shares of RSUs	FMV at Date of Grant	FMV at Date of Vest
Steven Boal	14,955	$148,952	29,910	$297,904	20,937	$208,533	$187,386

Payout Results for All Other NEOs

Based on the Company Achievement of 85% under the 2019 Performance Incentive Bonus Plan, Messers. Raskin, Summe and Young earned 70% of their Performance Incentive Bonus Opportunity. See table under “—Plan Payout Formula”. Their Equity Bonus Awards fully vested on March 1, 2020 and the remainder of Messrs. Raskin, Summe and Young’s Performance Incentive Bonus Opportunity was paid out in cash in March 2020.

Payouts for Messers. Raskin, Summe, and Young’s Performance Incentive Bonus Opportunity are as follows:

	Target Payout				Actual Payout(1)
Named Executive Officer	Annual Performance Incentive Bonus Opportunity	Bonus Opportunity Cash	Equity Bonus Opportunity Shares	FMV at Date of Grant	Cash Payment	Shares of RSUs	FMV at Date of Vest
Mir Aamir(2)	$500,000	$250,000	24,925	$248,253	—	—	—
Scott Raskin(3)	$187,500	$93,750	9,095	$92,496	$40,018	9,095	$81,400
Ronald Fior(2)	$294,400	$147,200	14,676	$146,173	—	—	—
Chad Summe	$247,500	$123,750	12,338	$122,886	$49,500	12,338	$110,425
Jason Young	$192,000	$96,000	9,571	$95,327	$38,400	9,571	$85,660

(1)

In accordance with the Performance Incentive Bonus Plan described above, the Compensation Committee recommended, and the Board approved 70% payout, based on the Company Achievement against the payout table.

(2)	Due to the timing and terms of their exits, Messrs. Aamir and Fior were no longer eligible under the Performance Incentive Bonus Plan and forfeited both their Equity Bonus Awards and any cash payment.
(3)

Mr. Raskin’s Performance Incentive Bonus Opportunity was pro-rated for length of time in role for both cash and shares and the target number of performance-based restricted stock units was based on the February 28, 2019 closing stock price to be in alignment with other executives.

Note: Ms. Strayer was ineligible for our 2019 Performance Incentive Bonus Plan because she joined the Company after October 1, 2019.

2020 Changes to Performance Incentive Bonus Plan

•

Revenue and Adjusted EBITDA goals will continue to have achievement levels for each measure but will be weighted 50% each in an effort to refocus on fundamental business metrics that align to sustainable growth.

•	Steven Boal’s annual performance incentive bonus target has been increased to 100% of his current base salary in connection with his appointment as our Chief Executive Officer.

Equity Awards

Historically, we have granted our executive officers time-vested stock options and RSUs in connection with their employment. The values of equity awards are based on annual performance and retention objectives. When determining the size of the awards, our Compensation Committee considers the executive’s position and responsibilities, their equity holdings, potential incentive and retention value, competitive market data, the anticipated future contribution the executive will make to our success, and internal pay equity. Equity awards also serve the purpose of ensuring that executives’ long-term interests are aligned with stockholders’ interests.

Generally, all equity awards granted by the Compensation Committee have the grant date and vesting commencement date of the first of the month following approval. All annual grants of RSUs vest quarterly over four years from vesting commencement date and all grants of options vest monthly over four years from vesting commencement date. All new hire grants of RSUs will vest ¼ after one year and then vest quarterly over the following three years and all new hire grants of options will vest ¼ after one year and then vest quarterly over the following three years.

The Compensation Committee believes that the option to purchase shares of our common stock, with an exercise price equal to the market price of the common stock on the date of grant, are inherently performance-based and are a good tool to motivate our executive officers to build stockholder value. In addition, the Compensation Committee believes that RSUs help stabilize retention during periods of stock price volatility. All equity awards to our executive officers are subject to our Stock Ownership Guidelines.

In February 2019, our Compensation Committee granted equity awards to Messrs. Boal, Aamir, Fior, Summe and Young at a level competitive with the annual long-term incentives provided by the companies in our compensation peer group to similarly situated executives. Additionally, both Mr. Raskin and Ms. Strayer were granted awards as part of their new hire compensation, in alignment with the market and peer group compensation review. The awards are as follows:

Named Executive Officer	Grant Date	Options		RSUs
Steven R. Boal	3/1/2019	299,529	(1)	150,602
Mir Aamir	3/1/2019	399,372	(1)	200,803
Scott Raskin	9/1/2019	1,127,201	(2)	544,959
Ronald J. Fior	3/1/2019	204,677	(1)	102,912
Pamela Strayer	11/1/2019	354,728	(3)	173,210
Chad Summe	3/1/2019	179,717	(1)	90,361
Jason Young	3/1/2019	149,765	(1)	75,301

(1)	Options granted with an exercise price of $9.96.
(2)	Options granted with exercise price of $7.34.
(3)	Options granted with exercise price of $8.66.

Note: NEO equity awards follow the grant date and vesting commencement date of the first of the month following approval. See table under “-Grants of Plan Based Awards”.

Executive Officer Stock Ownership Guidelines

Our Board adopted in 2016 stock ownership guidelines (“Stock Ownership Guidelines”) for our CEO, executive officers, and non-employee directors. On February 5, 2019, the Compensation Committee revised our Stock Ownership Guidelines to clarify applicability of the holding requirements to all of our executive officers. Under the Stock Ownership Guidelines, our Executive Chairman and CEO are expected to own shares of our common stock, equal to the lesser value of five times their annual salary, or 200,000 shares. The remaining Section 16 Officers are expected to own shares of our common stock, equal to the lesser value of one times their annual salary, or 30,000 shares. Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Each executive officer is required to satisfy the stock ownership guidelines by October 24, 2021, or within five years after first becoming subject to the guidelines. As of April 22, 2020, our CEO and Chairman and General Counsel have already satisfied the stock ownership guidelines and we believe that our President, Chief Financial Officer and Chief Operating Officer are on track to meet the objective within the required time frame.

Other Benefits

Our executive officers are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits program on the same basis as our other full-time, salaried employees. At this time, we do not provide any perquisites or other personal benefits to our executive officers.

Tax and Accounting Implications

Under Financial Accounting Standard Board ASC Topic 718 we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Section 162(m) of the Code places a limit of $1 million on the amount of compensation deductible by a company in any one year with respect to compensation paid to certain of its officers, called covered employees, subject to certain exemptions. In connection with the U.S. Tax Cuts and Jobs Act enacted in December 2017, the exemption from the deduction limit for “performance-based compensation” has been repealed, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Company will continue to review related guidance from the Internal Revenue Service as it becomes available, including recently-issued proposed regulations under Section 162(m). To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible, particularly given that the Company currently carries net operating losses.

Risk Analysis of Our Compensation Policies and Practices

The Compensation Committee has reviewed the Company’s compensation policies and practices, in consultation with Radford and the Company’s outside counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives, and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation and long-term compensation prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.

report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the Compensation Committee of the Board:

Andrew Gessow (Chairperson)

David Oppenheimer

Christy Wyatt

SUMMARY COMPENSATION TABLE

The following table provides information regarding all plan and non-plan compensation awarded to, earned by, or paid to, each of our NEOs during the year ended December 31, 2019, December 31, 2018 and December 31, 2017.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)(2)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)

Steven Boal(6)	2019	441,218		1,797,900	(7)	1,500,401	—	6,552	(4)	3,746,071
CEO and	2018	400,000		2,615,704		1,719,599	89,760	6,552	(4)	4,831,615
Chairman of the Board	2017	465,987		2,600,000		1,939,260	389,960	6,552	(4)	5,401,759

Mir Aamir(8)	2019	333,333		2,248,251	(9)	2,000,534	—	530,444	(5)	5,112,562
Former President	2018	500,000		3,516,750		2,286,210	149,600	6,360	(4)	6,458,920
and CEO	2017	494,548		3,949,998		1,292,840	364,565	15,192	(4)	6,117,143

Scott Raskin(10) President	2019	224,567	(11)	4,267,493	(12)	4,016,217	40,018	5,874	(4)	8,554,169

Ronald Fior(13)	2019	392,533		1,171,176	(14)	1,025,268	—	7,584	(4)	2,596,561
Former CFO and	2018	390,628		1,447,144		915,802	88,085	7,584	(4)	2,849,243
Treasurer	2017	379,250		975,000		969,630	249,828	7,584	(4)	2,581,292

Pamela Strayer(15) CFO and Treasurer	2019	75,000		1,499,999		1,499,613	—	92	(4)	3,074,704

Chad Summe(16)	2019	330,000		1,022,882		900,238	49,500	6,216	(4)	2,308,836
COO	2018	270,000		1,113,500			240,063	6,189	(4)	1,629,752

Jason Young(17)	2019	320,000		845,325		750,203	38,400	6,552	(4)	1,960,480
CMO	2018	300,000		1,244,500		—	143,856	6,360	(4)	1,694,716

(1)

The amounts reported reflect the aggregate grant date fair value of option awards, RSUs and PRSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K as of December 31, 2019, as filed with the SEC on March 2, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in these columns reflect the accounting cost for these stock awards and stock options, and do not correspond to the actual economic value that may be received by the NEOs from them. The value of the PRSUs granted under Equity Bonus Awards reported in this column for 2018, assuming that the highest level of performance conditions will be achieved, is as follows: $249,995 for Mr. Aamir, $149,989 for Mr. Boal, and $146,478 for Mr. Fior. The value of the PRSUs granted under Equity Bonus Awards reported in this column for 2019, assuming that the highest level of performance conditions will be achieved, is as follows: $248,253 for Mr. Aamir, $92,496, for Mr. Raskin, $146,173 for Mr. Fior, $122,886 for Mr. Summe and $95,327 for Mr. Young. The value of PRSUs granted under Mr. Boal’s Equity Bonus Award reported in this column for 2019, assuming achievement of 100% of performance goals, for Mr. Boal is $297,904.

(2)	This includes Equity Bonus Awards issued under the Company’s Performance Incentive Bonus Plan described above in “Compensation Disclosure & Analysis – Performance Incentive Bonus Plan.”
(3)	The amounts represent cash payments earned under our Performance Incentive Bonus Plan. For more information please see “Compensation Disclosure & Analysis – Performance Incentive Bonus Plan”.
(4)	The amount reported represents 401(k) matching contributions and Group Term Life (GTL).
(5)

The amount reported represents 401(k) matching contributions, Group Term Life (GTL) and cash severance payment as per Mr. Aamir’s Change of Control Agreement. Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

(6)	Mr. Boal was appointed the Company’s Chairman and Chief Executive Officer in August 2019, previously Mr. Boal was the Company’s Executive Chairman.
(7)

The Compensation Committee determined that based on Company Achievement the actual payout of Mr. Boal’s Equity Bonus Award was valued at $208,533. If the Company had performed above 100% of performance goals, Mr. Boal would have been entitled to additional grant of performance restricted stock units of up to 14,955 shares, valued at $149,999, which would have been granted in 2020. For more information please see “Compensation Disclosure & Analysis – Performance Incentive Bonus Plan.”

(8)	Mr. Aamir left the Company in August 2019.
(9)	Includes, Mr. Aamir’s Equity Bonus Award of $248,253, which was cancelled upon his resignation as our President and CEO.

(10)	Mr. Raskin was appointed the Company’s President in August 2019, previously Mr. Raskin was a Non-Employee Director serving on the Company’s Board.
(11)	This includes $40,240 in fees Mr. Raskin received as a Non-Employee Director prior to his appointment as President and resignation from our Board.
(12)	Includes, Mr. Raskin’s Non-Employee Director Equity Award of $174,998, which was cancelled upon his appointment as President and resignation from our Board.
(13)	Mr. Fior retired as the Company’s Chief Financial Officer and Treasurer in November 2019.
(14)	Includes, Mr. Fior’s Equity Bonus Award of $146,173, which was cancelled upon his retirement as our CFO and Treasurer.
(15)	Ms. Strayer was appointed the Company’s Chief Financial Officer and Treasurer in November 2019.
(16)	Mr. Summe became an executive officer as of November 19, 2018 when he was promoted to Chief Operating Officer. Mr. Summe is only an NEO for Fiscal 2018 and 2019.
(17)

Mr. Young became an executive officer as of November 19, 2018 when he was promoted to Chief Media Officer. Mr. Young is only an NEO for Fiscal 2018 and 2019. Mr. Young left the Company on April 1, 2020.

GRANT OF PLAN-BASED AWARDS

The following table provides information regarding grants of plan-based awards to our NEOs during the Fiscal 2019:

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)
Steven Boal	3/1/2019	—	—	—	14,955	29,910		44,865	(4)	—	—	—	297,904
	3/1/2019	—	—	—	—	—		—		150,602	—	—	1,499,996
	3/1/2019	—	—	—	—	—		—		—	299,529	9.96	1,500,401
Mir Aamir	3/1/2019	250,000	500,000	750,000	—	—		—		—	—	—	—
	3/1/2019	—	—	—	—	24,925	(5)(6)	—		—	—	—	248,253
	3/1/2019	—	—	—	—	—		—		200,803	—	—	1,999,998
	3/1/2019	—	—	—	—	—		—		—	399,372	9.96	2,000,534
Scott Raskin	6/3/2019	—	—	—	—	—		—		16,619	—	—	174,998	(7)
	8/5/2019	93,750	187,500	281,250	—	—		—		—	—	—	—
	8/5/2019	—	—	—	—	9,095	(5)	—		—	—	—	92,496
	9/1/2019	—	—	—	—	—		—		544,959	—	—	3,999,999
	9/1/2019	—	—	—	—	—		—		—	1,127,201	7.34	4,016,217
Ron Fior	3/1/2019	147,200	294,400	441,600	—	—		—		—	—	—	—
	3/1/2019	—	—	—	—	14,676	(5)(6)	—		—	—	—	146,173
	3/1/2019	—	—	—	—	—		—		102,912	—	—	1,025,004
	3/1/2019	—	—	—	—	—		—		—	204,677	9.96	1,025,268
Pamela Strayer(8)	11/1/2019	—	—	—	—	—		—		173,210	—	—	1,499,999
	11/1/2019	—	—	—	—	—		—		—	354,728	8.66	1,499,613
Chad Summe	3/1/2019	123,750	247,500	371,250	—	—		—		—	—	—	—
	3/1/2019	—	—	—	—	12,338	(5)	—		—	—	—	122,886
	3/1/2019	—	—	—	—	—		—		90,361	—	—	899,996
	3/1/2019	—	—	—	—	—		—		—	179,717	9.96	900,238
Jason Young	3/1/2019	96,000	192,000	288,000	—	—		—		—	—	—	—
	3/1/2019	—	—	—	—	9,571	(5)	—		—	—	—	95,327
	3/1/2019	—	—	—	—	—		—		75,301	—	—	749,998
	3/1/2019	—	—	—	—	—		—		—	149,765	9.96	750,203

(1)

All amounts reflect total Performance Incentive Bonus Opportunities including value of equity awards issued under the Company’s Performance Incentive Bonus Plan. For more information please see “Compensation Discussion & Analysis – Performance Incentive Bonus Plan.”

(2)	Actual cash compensation received from our Performance Incentive Bonus Plan is reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”
(3)	Reflects Equity Bonus Awards issued under the Company’s Performance Incentive Bonus Plan.
(4)	Any shares earned above target number of shares would be effectuated with an additional grant in 2020.
(5)

Shares of PRSUs underlying of each of Messrs. Aamir, Raskin, Fior, Summe and Young’s Equity Bonus Award under the Company’s Performance Incentive Bonus Plan. There is no threshold amount because if each of Messrs. Aamir, Raskin, Fior, Summe and Young did not meet the minimal Company Achievement levels under our Performance Incentive Bonus Plan no shares underlying each of their Equity Bonus Award will vest. There is no maximum amount as any adjustments to Performance Incentive Bonus earned by Messrs. Aamir, Raskin, Fior, Summe and Young due to Company Achievement would be made to cash portion of their Performance Incentive Bonus Opportunity.

(6)	Equity Bonus Awards for Mr. Aamir and Fior were cancelled when they left the Company.
(7)	Stock Award of $174,998 was cancelled upon Mr. Raskin’s resignation from our Board on August 5, 2019.
(8)	Ms. Strayer was ineligible for our 2019 Performance Incentive Bonus Plan because she joined the Company after October 1, 2019.

Executive Employment Arrangements

Steven Boal

We have not entered into an employment agreement with Steven Boal, our Chairman and Chief Executive Officer, and his employment is at-will. We may enter into such an agreement with him in the future. Mr. Boal’s current base salary is $500,000 and his annual target bonus is 100% of his base salary. Mr. Boal is also eligible to participate in the employee benefit plans made available to most of our other employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Mir Aamir

Mir Aamir, our former President and Chief Executive Officer, was employed with us pursuant to an offer letter dated February 18, 2014, which supersedes a prior offer letter dated October 11, 2013, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Aamir’s base salary was $500,000 and his annual target bonus was 100% of his base salary. Mr. Aamir was also eligible to participate in employee benefit plans that are generally available to most of our employees.

Mr. Aamir left the Company and resigned from our Board on August 2, 2019. Mr. Aamir has agreed to provide certain transition and strategic consulting services to the Company on an as-needed basis through December 31, 2020, unless earlier terminated by mutual agreement, or by the Company or Mr. Aamir under certain circumstances. As consideration for the consulting services to be provided by Mr. Aamir, the Company agreed to provide for the continued vesting of his outstanding equity awards during the term of the arrangement.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Scott Raskin

Scott Raskin, our President since August 5, 2019, is employed with us pursuant to an offer letter dated August 5, 2019, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Raskin’s current base salary is $450,000 and his annual target bonus is 100% of his base salary. Mr. Raskin is also eligible to participate in employee benefit plans that are generally available to most of our employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Ronald Fior

Ronald Fior, our former Chief Financial Officer and Treasurer, was employed pursuant to an offer letter dated July 25, 2016, which sets forth the terms and conditions of his employment with us. This offer letter has no specific term and constitutes at-will employment. Mr. Fior’s base salary was $392,533 and his annual target bonus is 75% of his base salary. Mr. Fior was also eligible to participate in employee benefit plans that are generally available to most of our other employees. Mr. Fior retired as our Chief Financial Officer and Treasurer on November 11, 2019.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Pamela Strayer

Pamela Strayer, our Chief Financial Officer since November 11, 2019, is employed pursuant to an offer letter dated October 31, 2019, which sets forth the terms and conditions of her employment with us. This offer letter has no specific term and constitutes at-will employment. Ms. Strayer’s current base salary is $450,000 and her annual target bonus is 75% of her base salary. Ms. Strayer is also eligible to participate in employee benefit plans that are generally available to most of our other employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Chad Summe

Chad Summe, our Chief Operating Officer, is employed with us pursuant to an offer letter dated August 23, 2012, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Summe’s current base salary is $375,000 and his annual target bonus is 75% of his base salary. Mr. Summe is also eligible to participate in employee benefit plans that are generally available to most of our employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Jason Young

Jason Young, our former Chief Media Officer, was employed with us pursuant to an offer letter dated May 2, 2017, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Young’s base salary was $320,000 and his annual target bonus was 60% of his base salary. Mr. Young was also eligible to participate in employee benefit plans that are generally available to most of our employees. Mr. Young left the Company on April 1, 2020.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Potential Payments upon Termination, Change of Control or Certain Other Events

The Company entered into a Change of Control Severance Agreement (each, a “Change of Control Agreement,” and collectively, the “Change of Control Agreements”) with Steven Boal, the Company's Chairman and Chief Executive Officer, Mir Aamir, the Company’s former President and Chief Executive Officer; Ronald Fior, the Company’s former Chief Financial Officer and Treasurer, on August 2, 2016, as amended on May 1, 2019; with Chad Summe, the Company’s Chief Operating Officer, on January 1, 2018, as amended on May 1, 2019; with Jason Young, the Company’s former Chief Media Officer, on May 2, 2017, as amended on May 1, 2019; with Scott Raskin, the Company’s President, on August 5, 2019; and with Pamela Strayer, the Company’s Chief Financial Officer and Treasurer, on November 11, 2019.

Each Change of Control Agreement has a three-year term, which automatically renews for successive three-year periods thereafter, and any obligations of the Company will lapse upon the end of the term. Pursuant to the Change of Control Agreements, if the NEO’s employment with the Company is terminated without Cause (as such term is defined in the Change of Control Agreement and summarized below) and not by reason of death or Disability (as such term is defined in the Change of Control Agreement), or, for Messrs. Boal and Aamir only, if the NEO terminates his employment with the Company for Good Reason (as such term is defined in the Change of Control Agreement and summarized below), and, in any event, such termination does not occur within three months before or twelve months after a Change of Control (as such term is defined in the Change of Control Agreement) of the Company (the “Change of Control Period”), then, provided the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 100% for Messrs. Boal, Aamir, Raskin and Young and Ms. Strayer and 75% for Messrs. Fior and Summe, of the NEO’s annual base salary as in effect immediately prior to the NEO’s termination date, and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue the NEO’s group health coverage in effect on the date of NEO’s termination of employment, multiplied by twelve for Messrs. Boal, Aamir, Raskin and Young and Ms. Strayer and nine for Messrs. Fior and Summe. Under Mr. Raskin’s Change of Control Agreement, 25% of Mr. Raskin’s then outstanding and unvested Equity Awards ( as such term is defined in the Change of Control Agreement) will become vested in full and in the case of stock options, will become exercisable if Mr. Raskin’s employment with the Company is terminated without Cause and not by reason of death or Disability, or if he terminates his employment with the Company for Good Reason, in each case before the first anniversary of his start date.

Pursuant to the terms of the Change of Control Agreement, if the NEO’s employment with the Company is terminated by the Company without Cause and not by reason of death or Disability or the NEO terminates his employment with the Company for Good Reason, and, in any event, such termination occurs during the Change of Control Period, then, provided the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal, Aamir and Raskin and Ms. Strayer and 100% for Messrs. Fior, Summe and Young, of the NEO's annual base salary as in effect immediately prior to the NEO’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal, Aamir and Raskin and Ms. Strayer and 100% of Messrs. Fior, Summe and Young, of the NEO’s annual bonus for the year of termination at target level, as in effect immediately prior to the NEO’s termination date, or if greater, at the level in effect immediately prior to the Change of Control; (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue NEO’s group health coverage in effect on the date of the NEO’s termination of employment, multiplied by eighteen for Messrs. Boal, Aamir and Raskin and Ms. Strayer and twelve for Messrs. Fior, Summe and Young; and (iv) 100% of the NEO’s then-outstanding and unvested Equity Awards (as such term is defined in the Change of Control Agreement) will become vested in full and in the case of stock options and stock appreciate rights, will become exercisable.

In the event that the severance and other benefits payable to the NEO constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the NEO’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the NEO on an after-tax basis of the greatest amount of benefits.

For purposes of each Change of Control Agreement, “Cause” means the occurrence of any of the following: (i) NEO’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) NEO’s intentional misconduct; (iii) NEO’s material failure to perform his employment duties; (iv) NEO’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, or any of its subsidiaries, or any other party to whom NEO owes an obligation of nondisclosure as a result of his relationship with the Company or any of its subsidiaries; (v) an act of material fraud or dishonesty against the Company or any of its subsidiaries; (vi) NEO’s material violation of any policy of the Company or any of its subsidiaries or material breach of any written agreement with the Company or any of its subsidiaries; or (vii) NEO’s failure to cooperate with the Company in any investigation or formal proceeding.

For purposes of each Change of Control Agreement, “Good Reason” means the NEO’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without the NEO’s express written consent: (i) a material reduction of the NEO’s duties, authorities, or responsibilities relative to NEO’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in the NEO’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of the NEO’s primary work facility or location; provided, that a relocation of less than thirty-five miles from the NEO’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to the NEO under the Change of Control Agreement. Mr. Fior and Ms. Strayer’s Change of Control Agreements provide that the first clause above also includes where such material reduction results solely by virtue of the Company being acquired or made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation). In order for the NEO’s termination of his employment to be for Good Reason, the NEO must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety days of the initial existence of the grounds for “Good Reason” and a cure period of thirty days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the NEO must terminate his employment within thirty days following the Cure Period.

Mr. Aamir left the Company on August 2, 2019. As per Mr. Aamir’s Change of Control Agreement we paid him a total of $524,204 in cash severance, which consists of 100% of his base salary and a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that Mr. Aamir would be required to pay to continue his group health coverage in effect on the date of Mr. Aamir’s termination of employment, multiplied by 12.

Mr. Fior retired as the Company’s Chief Financial Officer and Treasurer on November 11, 2019. We did not pay Mr. Fior any severance upon his retirement.

Mr. Young left the Company on April 1, 2020. We anticipate that we will pay $356,215 in cash severance, which consists of 100% of his base salary and a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that Mr. Young would be required to pay to continue his group health coverage in effect on the date of Mr. Young’s termination of employment, multiplied by 12.

The following table sets forth the estimated incremental payments and benefits that would be payable to our NEOs in different termination scenarios, assuming that the triggering event occurred on December 31, 2019. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below.

Name	Termination Scenario	Cash Severance ($)(1)	COBRA Benefits($)	RSU Awards ($)(1)	Option Awards ($)(2)	Total ($)

Steven Boal	Termination Without Cause/Resignation for Good Reason	500,000	35,974	–––	–––	535,974

	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	1,500,000	53,961	3,491,881	30,938	5,076,780

Mir Aamir(3)	Termination Without Cause/Resignation for Good Reason	–––	–––	–––	–––	—

	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	–––	–––	–––	–––	—

Scott Raskin	Termination Without Cause	450,000	26,604	1,000,000	710,137	2,186,741

	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	956,250	39,907	3,999,999	2,840,547	7,836,703

Ron Fior(3)	Termination Without Cause	–––	–––	–––	–––	—

	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	–––	–––	–––	–––	—

Pamela Strayer	Termination Without Cause	450,000	26,604	–––	–––	476,604

	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	675,000	39,907	1,499,999	425,674	2,640,580

Chad Summe	Termination Without Cause	247,500	19,953	–––	–––	267,453

	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	577,500	26,604	1,532,301	–––	2,136,405

Jason Young	Termination Without Cause	320,000	35,974	–––	–––	355,974

	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	512,000	35,974	1,552,366	–––	2,100,340

(1)

Please note all unvested PRSUs granted under our Performance Incentive Bonus Plan will be canceled upon a consummation of a Change in Control and any Performance Incentive Bonus Opportunity earned will be paid entirely in cash. Therefore, all payments under the Performance Incentive Bonus Plan in a Change of Control scenario was included in the “Cash Severance” column of this table and not the “RSU Awards” column of this table.

(2)	Does not reflect any dollar value associated with the acceleration of unvested stock options with exercise prices in excess of $9.86 per share.
(3)	Mr. Aamir and Mr. Fior were no longer employed by the Company as of December 31, 2019.

CEO Pay Ratio

For the year ended December 31, 2019, the median of the annual total compensation of all employees is $70,541, the annual total compensation of our CEO is $3,635,553, and the ratio of these amounts is approximately 52 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of December 1, 2019, identified based on our payroll record. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the annual salary or wages, plus target bonuses and commissions as of December 1, 2019. Individuals that did not work for the full year were annualized and amounts paid in foreign currencies were converted to US Dollars based on the applicable average annual exchange rate as of December 1, 2019. This process resulted in the identification of seventeen individuals that had identical compensation based on the consistently applied compensation measure identified above. To select the median employee for this disclosure from among these individuals, we collected actual total compensation for each that was a continuing employee, based on the requirements of Item 402(c)(2) of Regulation S-K, and selected the median among these individuals.

2013 Equity Incentive Plan

In the event of a change in control as described in the 2013 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2013 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board who are not employees will automatically be accelerated in full. The 2013 Plan authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

2006 Stock Plan

Our 2006 Stock Plan (the “2006 Plan”) provides that the administrator may adjust the number and class of shares that may be delivered under the plan and each outstanding award and the price of shares under the award in order to preserve the plan’s intended benefits upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. The 2006 Plan further provides that if, in the event of a merger or change in control, any award is not assumed or replaced with an equivalent substitute award by the successor corporation, then such award will fully vest and be subject to settlement or will become fully exercisable, if applicable, for a specified period prior to the corporate transaction. The award will then terminate upon the expiration of the specified time period.

Equity Grants to Named Executive Officers

In March 2019, Mr. Boal was granted an option to purchase 299,529 shares of our common stock with an exercise price of $9.96 per share. The option will vest in 48 equal monthly installments from March 1, 2019, provided that he remains an employee through the applicable vest date. In March 2019, Mr. Boal was also granted RSUs to acquire 150,602 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2019, provided that he remains an employee through each applicable vest date. In March 2019, Mr. Boal was granted 29,910 PRSUs under the Company’s Performance Incentive Bonus Plan. In February 2020, the Compensation Committee determined Company Achievement of 85% for fiscal 2019 under the Performance Incentive Bonus Plan and accordingly 20,937 PRSUs of Mr. Boal’s Equity Bonus Award vested on March 1, 2020. Mr. Boal’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In March 2019, Mr. Aamir was granted an option to purchase 399,372 shares of our common stock with an exercise price of $9.96 per share. The option will vest in 48 equal monthly installments from March 1, 2019, provided that he remains an employee through the applicable vest date. In March 2019, Mr. Aamir was also granted RSUs to acquire 200,803 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2019, provided that he remains an employee through each applicable vest date. In March 2019, Mr. Aamir was granted 24,905 PRSUs under the Company’s Performance Incentive Bonus Plan. When Mr. Aamir left the Company in August 2019, Mr. Aamir’s Equity Bonus Award was cancelled. Mr. Aamir’s equity awards were subject to accelerated vesting as described below in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In September 2019, Mr. Raskin was granted an option to purchase 1,127,201 shares of our common stock with an exercise price of $7.34 per share. One-fourth (1/4) of the shares subject to the option will vest on September 1, 2020 and one-forty eighth (1/48) of the shares subject to the option will vest monthly thereafter, provided that he remains an employee through the applicable vest date. In September 2019, Mr. Raskin was also granted RSUs to acquire 544,959 shares of our common stock. The RSUs granted vest over a four-year, with one-fourth (1/4) of the total RSUs vesting on September 1, 2020 and three-forty eighth (3/48) of the total RSUs vesting on each three (3) month anniversary thereafter until the award is fully vested, provided that he remains an employee through each applicable vest date. In August 2019, Mr. Raskin was granted 9,095 PRSUs under the Company’s Performance Incentive Bonus Plan. In February 2020, the Compensation Committee determined Company Achievement of 85% for fiscal 2019 under the Performance Incentive Bonus Plan and accordingly 9,095 PRSUs of Mr. Raskin’s Equity Bonus Award vested on March 1, 2020. Mr. Raskin’s equity awards are subject to accelerated vesting as described below in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In March 2019, Mr. Fior was granted an option to purchase 204,677 shares of our common stock with an exercise price of $9.96 per share. The option will vest in 48 equal monthly installments from March 1, 2019, provided that he remains an employee through the applicable vest date. In March 2019, Mr. Fior was also granted RSUs to acquire 102,912 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2019, provided that he remains an employee through each applicable vest date. In March 2019, Mr. Fior was granted 14,676 PRSUs under the Company’s Performance Incentive Bonus Plan. Mr. Fior retired on November 11, 2019 and upon his retirement all outstanding unvested equity awards were cancelled. Mr. Fior’s equity awards were subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In November 2019, Ms. Strayer was granted an option to purchase 354,728 shares of our common stock with an exercise price of $8.66 per share. One-fourth (1/4) of the shares subject to the option will vest on November 1, 2020 and one-forty eighth (1/48) of the shares subject to the option will vest monthly thereafter, provided that she remains an employee through the applicable vest date. In November 2019, Ms. Strayer was also granted RSUs to acquire 173,210 shares of our common stock. The RSUs granted vest over a four-year, with one-fourth (1/4) of the total RSUs vesting on November 1, 2020 and three-forty eighth (3/48) of the total RSUs vesting on each three (3) month anniversary thereafter until the award is fully vested, provided that she remains an employee through each applicable vest date. Ms. Strayer’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In March 2019, Mr. Summe was granted an option to purchase 179,717 shares of our common stock with an exercise price of $9.96 per share. The option will vest in 48 equal monthly installments from March 1, 2019, provided that he remains an employee through the applicable vest date. In March 2019, Mr. Summe was also granted RSUs to acquire 90,361 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2019, provided that he remains an employee through each applicable vest date. In March 2019, Mr. Summe was granted 12,338 PRSUs under the Company’s Performance Incentive Bonus Plan. In February 2020, the Compensation Committee determined Company Achievement of 85% for fiscal 2019 under the Performance Incentive Bonus Plan and accordingly 12,338 PRSUs of Mr. Summe’s Equity Bonus Award vested on March 1, 2020. Mr. Summe’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In March 2019, Mr. Young was granted an option to purchase 149,765 shares of our common stock with an exercise price of $9.96 per share. The option will vest in 48 equal monthly installments from March 1, 2019, provided that he remains an employee through the applicable vest date. In March 2019, Mr. Young was also granted RSUs to acquire 75,301 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2019, provided that he remains an employee through each applicable vest date. In March 2019, Mr. Young was granted 9,571 PRSUs under the Performance Incentive Bonus Plan. In February 2020, the Compensation Committee determined Company Achievement of 85% for fiscal 2019 under the Company’s Performance Incentive Bonus Plan, and accordingly 9,571 PRSUs of Mr. Young’s Equity Bonus Award vested on March 1, 2020. Mr. Young’s equity awards were subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

Outstanding Equity Awards as of December 31, 2019

The following table sets forth information regarding equity awards held by our NEOs at December 31, 2019.

		Option Award					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steven Boal	56,161(6)	243,368(6)	9.96	3/1/2029	—		—	—	—
—	114,187(6)	146,813(6)	13.10	3/1/2028	—		—	—	—
—	212,497(7)	87,503(7)	13.00	2/13/2027	—		—	—	—
—	527,083(7)	22,917(7)	8.51	2/16/2026	—		—	—	—
—	200,000(7)	—	5.33	2/6/2022	—		—	—	—
—	240,000(7)	—	3.70	2/6/2023	—		—	—	—
—	600,000(7)	—	8.65	11/13/2023	—		—	—	—
—	600,000(7)	—	16.25	11/13/2023	—		—	—	—
—	800,000(7)	—	25.00	11/13/2023	—		—	—	—
—	—	—	—	—	6,250(8)		61,625	—	—
—	—	—	—	—	62,500(8)		616,250	—	—
—	—	—	—	—	107,438(8)		1,059,339	—	—
—	—	—	—	—	122,365(8)		1,206,519	—	—
—	—	—	—	—	29,910(4)	(5)	294,913	29,910	294,913
Mir Aamir	333,232(7)	—	8.65	11/13/2023	—		—	—	—
—	359,833(7)	16,667(7)	8.51	2/16/2026	—		—	—	—
—	141,665(7)	58,335(7)	13.00	2/13/2027	—		—	—	—
—	151,812(6)	195,188(6)	13.10	3/1/2028	—		—	—	—
—	74,882(6)	324,490(6)	9.96	3/1/2029	—		—	—	—
—	—	—	—	—	7,812(8)		77,026	—	—
—	—	—	—	—	46,875(8)		462,188	—	—
—	—	—	—	—	46,875(8)		462,188	—	—
—	—	—	—	—	142,875(8)		1,408,748	—	—
—	—	—	—	—	163,153(8)		1,608,689	—	—
Scott Raskin	11,737(7)	11,737(7)	10.65	2/6/2027	—		—	—	—
—	12,931(9)	—	11.60	6/4/2027	—		—	—	—
—	—	1,127,201(7)	7.34	9/1/2029	—		—	—	—
—	—	—	—	—	9,095(4)	(5)	89,677	9,095	89,677
—	—	—	—	—	544,959(10)		5,373,296	—	—
Pamela Strayer	—	354,728(7)	8.66	11/1/2029	—		—	—	—
—	—	—	—	—	173,210(10)		1,707,851	—	—
Chad Summe	38,541(7)	11,459(7)	11.40	5/5/2027	—		—	—	—
—	33,696(6)	146,021(6)	9.96	3/1/2029	—		—	—	—
—	—	—	—	—	1,250(8)		12,325	—	—
—	—	—	—	—	7,811(8)		77,016	—	—
—	—	—	—	—	6,248(8)		61,605	—	—
—	—	—	—	—	47,813(8)		471,436	—	—
—	—	—	—	—	73,419(8)		723,911	—	—

—	—	—	—	—	12,338(4)	(5)	121,653	12,338	121,653
Jason Young	28,080(6)	121,685(6)	9.96	3/1/2029	—		—	—	—
—	—	—	—	—	22,086(8)		217,768	—	—
—	—	—	—	—	53,438(8)		526,899	—	—
—	—	—	—	—	61,183(8)		603,264	—	—
—	—	—	—	—	9,571(4)	(5)	94,370	9,571	94,370

(1)

Option is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

(2)

For options granted prior to our initial public offering, the amounts in this column represent at least the per-share fair value of a share of our common stock on the date of grant, as determined by our Board or, for options granted after our initial public offering, based on the closing share price of our common stock on the NYSE on the date of grant.

(3)

The shares of common stock underlying the RSUs are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

(4)

The market values of the RSUs in this column that have not vested are calculated by multiplying the number of units shown in the table by the closing share price of our common stock on December 31, 2019, which was $9.86.

(5)

The shares of common stock underlying the PRSUs will vest upon achievement of targets directly tied to the Company’s performance and are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

Vesting Schedule for Outstanding Stock Options and Restricted Stock Units:

Note	Incremental Vesting Dates
(6)	1/48 monthly for next 4 years.
(7)	25% 1 year after grant date; 1/48 monthly for next 3 years.
(8)	6.25% quarterly for next 4 years.
(9)	100% 1 year after grant date
(10)	25% 1 year after grant date; 6.25% quarterly for next 3 years.

Option Exercises and Stock Vested

The following table provides information regarding exercises of option awards and vesting of stock awards by our NEOs in 2019:

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Released on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Steven Boal	—	—	262,393	2,572,239
Mir Aamir	67,240	691,680	383,717	3,750,250
Scott Raskin	—	—	13,108	138,552
Ron Fior	—	—	115,313	1,113,507
Pamela Strayer	—	—	—	—
Chad Summe	—	—	75,133	727,935
Jason Young	—	—	59,955	575,201

(1)

Calculated by multiplying (i) the closing price of our common stock on the vesting date or if such day is the weekend or a holiday, on the immediately preceding trading day, by (ii) the number of shares of our common stock acquired upon vesting.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan following the date they meet the plan’s eligibility requirements, and participants are able to defer a percentage of their eligible compensation subject to applicable annual Internal Revenue Code (the “Code”) and plan limits. Participants are 100% vested in their deferrals. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We currently make a discretionary matching contribution equal to 50% of salary deferrals, not to exceed the lesser of 3% of compensation or $6,000. Participants are vested 25% per year in matching and profit sharing contributions allocated to their account. Both employee contributions and Company contributions are allocated to individual participant accounts, and then are invested in investment alternatives selected by each participant. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of December 31, 2019 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available For future issuance under equity compensation plans
Equity compensation plans approved by security holders	13,623,116	(1)	$11.40	(2)	7,785,944	(3)
Equity compensation plans not approved by security holders	n/a		n/a		n/a
Total	13,623,116				7,785,944

(1)	Excludes purchase rights accruing under our 2013 Employee Stock Purchase Plan.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(3)

Includes 1,749,764 shares of common stock that remain available for purchase under the 2013 Employee Stock Purchase Plan and 6,036,180 shares of common stock that remain available for purchase under our 2013 Equity Incentive Plan. Additionally, our 2013 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, by an amount equal to the smaller of (a) 4% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board. Our 2013 Employee Stock Purchase Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, equal to the smallest of (a) 400,000, (b) 0.5% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (c) an amount determined by the Board. The amounts in this table do not include the evergreen increase that was effective on January 1, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2020, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by the NEOs (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 89,845,169 shares of common stock outstanding at March 31, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Quotient Technology Inc., 400 Logue Avenue, Mountain View, CA 94043.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Directors, Director Nominee(s) and Executive Officers:
Steven Boal(1)	7,560,936	8%
Scott Raskin(2)	49,178	*
Pamela Strayer	—	—
Chad Summe(3)	136,934	*
Jason Young(4)	80,868	*
Mir Aamir(5)	2,094,633	2%
Ron Fior(6)	87,151	*
Andrew Jody Gessow(7)	440,100	*
Steve Horowitz (8)	382,143	*
Robert McDonald(9)	5,217	*
Michelle McKenna(10)	21,974	*
David Oppenheimer(11)	23,883	*
Christy Wyatt(12)	4,433	*
All executive officers, directors and director nominee(s) as a group (11 persons)(13)	8,705,666	10%
5% Stockholders:
John H. Burbank III(14)	8,726,712	10%
Miller Value Partners, LLC(15)	7,445,345	8%
The Vanguard Group(16)	6,394,915	7%
BlackRock Inc. (17)	5,585,547	6%
Senvest Management, LLC(18)	5,540,691	6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Consists of (i) 3,163,893 shares held of record by Mr. Boal, (ii) 912,348 shares held by the SMSEJ Family Trust U/A dated July 18, 2005 of which Mr. Boal is a co-trustee, (iii) 3,237 shares held by the EBB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (iv) 3,237 shares held by the JMB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (v) 3,237 shares held by the SEB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (vi) 12,500 shares issuable upon the vesting of RSUs within 60 days of March 31, 2020, and (vii) 3,462,484 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020. Mr. Boal exercises no voting power and no dispositive power over the shares described in clauses (iii), (iv) and (v) of the preceding sentence.

(2)

Consists of (i) 18,642 shares held of record by Mr. Raskin, (ii) 30,536 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020.

(3)

Consists of (i) 37,643 shares held of record by Mr. Summe, (ii) 3,124 shares issuable upon the vesting of RSUs within 60 days of March 31,2020, and (iii) 96,167 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020.

(4)

Consists of (i) 33,506 shares held of record by Mr. Young, (ii) 3,681 shares issuable upon the vesting of RSUs within 60 days of March 31, 2020, and (iii) 43,681 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020.

(5)

Consists of (i) 831,725 shares held of record by Mr. Aamir, (ii) 86,237 shares issuable upon the vesting of RSUs within 60 days of March 31, 2020, and (iii) 1,176,671 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020.

(6)	Consists of 87,151 shares held of record by Mr. Fior.
(7)

Consists of (i) 10,000 shares held of record by Mr. Gessow, (ii) 278,108 shares held of record by the Gessow Family Trust for which Mr. Gessow serves as trustee and (iii) 151,992 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020.

(8)

Consists of (i) 13,108 shares held of record by Mr. Horowitz, (ii) 325,000 shares held of record by the Horowitz Family Trust for which Mr. Horowitz serves as a trustee and (iii) 44,035 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020.

(9)	Consists of 5,217 shares held of record by Mr. McDonald.
(10)	Consists of 21,974 shares held of record by Ms. McKenna.
(11)

Consists of (i) 13,108 shares held of record by Mr. Oppenheimer and (ii) 10,775 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020.

(12)	Consists of 4,433 shares held of record by Ms. Wyatt.
(13)

Consists of (i) 4,846,691 shares beneficially owned by our current directors, director nominee(s) and executive officers, (ii) 19,305 shares issuable upon the vesting of RSUs within 60 days of March 31, 2020 for the benefit of such individuals and (ii) 3,839,670 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2020.

(14)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2020 by John H. Burbank III, who is the managing member of a certain entity (the “Entity”). The Entity is the owner of record of an aggregate of 8,726,712 shares. Mr. Burbank has the sole power to vote or direct the vote of and to dispose or direct the disposition of the 8,726,712 shares over which the Entity is owner of record. The address of John H. Burbank III is c/o Passport Capital, LLC, 1 Letterman Drive, Building A, Suite 4900, San Francisco, CA 94105.

(15)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2020 by Miller Value Partners, LLC. Miller Value Partners has sole voting power over zero shares reported, shared voting power over 7,445,345 of the shares reported, sole dispositive power over zero shares reported, and shared dispositive power over 7,445,345 of the shares reported. The address of Miller Value Partners, LLC is One South Street, Suite 2550, Baltimore, MD 21202.

(16)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group. The Vanguard Group has sole voting power over 80,701 of the shares reported, shared voting power over 35,729 of the shares reported, sole dispositive power over 6,288,019 of the shares reported, and shared dispositive power over 106,896 of the shares reported. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 06, 2020 by BlackRock Inc. BlackRock Inc. has sole voting power over 5,407,039 of the shares reported, shared voting power over zero shares reported, sole dispositive power over 5,585,547 of the shares reported, and shared dispositive power over zero shares reported. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(18)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 07, 2020 by Senvest Management, LLC. Senvest Management has sole voting power over zero shares reported, shared voting power over 5,540,691 of the shares reported, sole dispositive power over zero shares reported, and shared dispositive power over 5,540,691 of the shares reported. The address of Senvest Management is 540 Madison Avenue, 32nd Floor, New York, New York 10022.

INDEMNIFICATION AGREEMENTS

In addition to the indemnification required in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity, to the extent indemnifiable under the law. We believe that these charter and bylaw provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and executive officers. Furthermore, as is typical, we have obtained director and officer liability insurance to cover both us and our directors and officers for liabilities that may be incurred in connection with their services to us.

ADDITIONAL INFORMATION

2019 Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2019 and our 2020 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Quotient Technology Inc., 400 Logue Avenue, Mountain View, CA 94043. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “SEC Filings” portion of the “Investor Relations” section on our website at http://investors.quotient.com/investors/sec-filings/default.aspx.

OTHER MATTERS

We know of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters that are not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKHOLDERS OF QUOTIENT TECHNOLOGY INC. June 3, 2020 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. x ------------------ ---------------- COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card and Annual Report for the year ended December 31, 2019 are available at http://www.astproxyportal.com/ast/18720 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 20230300000000000000 4 060320 1. Election of two Class III directors to hold office until the 2023 Annual Meeting of Stockholders and their successors are elected and qualified, subject to earlier resignation or removal: O Andrew Gessow O David Oppenheimer FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: 2. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules. 3. To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as Quotient Technology Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2020. 4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2 and 3. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 QUOTIENT TECHNOLOGY INC. Proxy for Annual Meeting of Stockholders on June 3, 2020 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Steven Boal and Connie Chen as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Quotient Technology Inc. held of record by the undersigned at the close of business on April 15, 2020 at the Annual Meeting of Stockholders to be held June 3, 2020 at 10:00 a.m. Pacific Time at 400 Logue Avenue, Mountain View, CA 94043, and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 1.1